Exhibit 4

COMBINATION AGREEMENT

among

TCL CORPORATION

TCL INTERNATIONAL HOLDINGS LIMITED

and

THOMSON S.A.

Dated as of January 28, 2004

i

5.8	REAL PROPERTY	41
5.9	PERSONAL PROPERTY	43
5.10	TITLE TO OTHER ASSETS	43
5.11	EMPLOYEES	44
5.12	EMPLOYEE PLANS	44
5.13	CONDITION AND SUITABILITY OF ASSETS	44
5.14	CONDUCT OF BUSINESS IN ORDINARY COURSE	45
5.15	NO MATERIAL ADVERSE CHANGE	45
5.16	LEGAL ACTIONS AND ORDERS	45
5.17	COMMERCIAL RELATIONSHIPS	45
5.18	FINANCIAL STATEMENTS	46
5.19	CAPITALIZATION	47
5.20	TAXES AND TAX RETURNS	48
5.21	SECURITIES FILINGS	49
5.22	BOOKS AND RECORDS	50
5.23	LIABILITIES	50
5.24	INSURANCE AND BONDS	50
5.25	OTHER TRANSACTIONS	50
5.26	ENVIRONMENTAL MATTERS	50
5.27	INTELLECTUAL PROPERTY	52
5.28	ANTITRUST	53
5.29	INSOLVENCY	53
5.30	BROKER AND FINDER	53
5.31	DISCLOSURE	53

SECTION 6 REPRESENTATIONS AND WARRANTIES OF THOMSON		54

6.1	ORGANIZATION, STANDING AND AUTHORITY	54
6.2	FOREIGN QUALIFICATIONS	54
6.3	AUTHORIZATION AND BINDING OBLIGATION	54
6.4	ORGANIZATIONAL DOCUMENTS	54
6.5	CONTRACTS	55
6.6	NON-CONTRAVENTION	55
6.7	LICENSES; COMPLIANCE WITH APPLICABLE LAWS	56
6.8	REAL PROPERTY	57
6.9	PERSONAL PROPERTY	58
6.10	TITLE TO OTHER ASSETS	58
6.11	EMPLOYEES	59
6.12	EMPLOYEE PLANS	59
6.13	CONDITION AND SUITABILITY OF ASSETS	59
6.14	CONDUCT OF BUSINESS IN ORDINARY COURSE	60
6.15	NO MATERIAL ADVERSE CHANGE	60
6.16	LEGAL ACTIONS AND ORDERS	60
6.17	COMMERCIAL RELATIONSHIPS	60
6.18	FINANCIAL STATEMENTS	61
6.19	CAPITALIZATION	63
6.20	TAXES AND TAX RETURNS	63
6.21	BOOKS AND RECORDS	65
6.22	LIABILITIES	65
6.23	INSURANCE AND BONDS	65
6.24	OTHER TRANSACTIONS	66
6.25	ENVIRONMENTAL MATTERS	66
6.26	INTELLECTUAL PROPERTY	67
6.27	ANTITRUST	68
6.28	INSOLVENCY	68
6.29	BROKER AND FINDER	68
6.30	DISCLOSURE	68

SECTION 7 COVENANTS		68

7.1	CONDUCT OF BUSINESS UNTIL CLOSING	68
7.2	EXCLUSIVITY	72
7.3	OTHER ACTIONS	73
7.4	ACCESS TO INFORMATION; CONFIDENTIALITY	73
7.5	NOTICES OF CERTAIN EVENTS	76
7.6	SHAREHOLDERS’ CIRCULAR AND RELEVANT ANNOUNCEMENT	76
7.7	SHAREHOLDERS’ APPROVAL	77
7.8	REASONABLE BEST EFFORTS	78
7.9	TRANSACTION DOCUMENTS	78
7.10	APPROVALS AND CONSENTS; FILINGS; FURTHER ACTION	78
7.11	FEES, COSTS AND EXPENSES	79
7.12	TRANSFER OF EMPLOYEES	80
7.13	INFORMATION	80
7.14	[RESERVED]	80
7.15	SCHEDULES AND INITIAL TRANSACTION DOCUMENTS	80
7.16	FURTHER TRANSACTION DOCUMENTS	80
7.17	CLOSING DATE FINANCIAL STATEMENTS	80
7.18	CHINESE TRANSLATIONS	80

SECTION 8 CONDITIONS		80

8.1	CONDITIONS PRECEDENT	80
8.2	CONDITIONS TO EACH PARTY’S OBLIGATION	81
8.3	CONDITIONS TO OBLIGATIONS OF THE TCL PARTIES	82
8.4	CONDITIONS TO OBLIGATION OF THOMSON	82
8.5	FRUSTRATION OF CLOSING CONDITIONS	83

SECTION 9 TERMINATION, AMENDMENT AND WAIVER		83
9.1	TERMINATION BY MUTUAL CONSENT	83
9.2	TERMINATION BY EITHER THE TCL PARTIES OR THOMSON	83
9.3	TERMINATION BY THE TCL PARTIES	84
9.4	TERMINATION BY THOMSON	84
9.5	EFFECT OF TERMINATION	84
9.6	AMENDMENT	84
9.7	EXTENSION; WAIVER	84

SECTION 10 SURVIVAL AND INDEMNIFICATION		85

10.1	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	85
10.2	INDEMNIFICATION OF THE TCL PARTIES BY THOMSON	85
10.3	INDEMNIFICATION OF THOMSON BY TCL INTERNATIONAL	86
10.4	INDEMNIFICATION OF TCL INTERNATIONAL AND THOMSON BY TCL CORP	86
10.5	INDEMNIFICATION BY THE COMPANY WITH RESPECT TO ASSUMED LIABILITIES	86
10.6	INDEMNIFICATION BY THE TCL PARTIES AND THOMSON WITH RESPECT TO EXCLUDED LIABILITIES	87
10.7	TCL CORP DISCLAIMER	87
10.8	PROCEDURE FOR INDEMNIFICATION	87

SECTION 11 MISCELLANEOUS		89

11.1	GOVERNING LAW	89
11.2	ARBITRATION	89
11.3	NOTICES	90
11.4	ENTIRE AGREEMENT	91
11.5	NO THIRD-PARTY BENEFICIARIES	92
11.6	SEVERABILITY	92
11.7	RULES OF CONSTRUCTION	92

11.8	ASSIGNMENT	92
11.9	REMEDIES	92
11.10	SPECIFIC PERFORMANCE	92
11.11	FORCE MAJEURE	93
11.12	LANGUAGE	93
11.13	COUNTERPARTS; EFFECTIVENESS	93
11.14	SURVIVAL OF MOU	93

INDEX OF SCHEDULES

Schedules
1.1(a)	Angers Plant Assets
1.1(b)	Excluded TCL Subsidiaries
1.1(d)	Knowledge
1.1(e)	TCL Corp Assets-premises
1.1(f)	TCL Corp Plants Business
1.1(g)	TCL Non-TV Business
1.1(i)	List of TCL Transferred Shares and TCL Transferred Subsidiaries
1.1(j)	Thomson Assets — Premises
1.1(l)	Thomson Transferred Shares and Thomson Transferred Subsidiaries
1.1(m)	TCL Financial Statements
1.1(n)	Thomson Financial Statements
1.1(o)	Non-Transferable TCL Licenses
1.1(p)	Non-Transferable Thomson Licenses
1.1(q)	Material Contracts
2.1(a)(iii)	Registered or material Contributed Intellectual Property and Licensed Intellectual Property owned by a third party
2.1(b)(i)	TCL International Owned Real Property
2.1(b)(ii)	TCL International Leased Real Property
2.1(b)(iii)	Fixtures and Equipment from TCL International
2.1(b)(iv)	Description of Raw Materials from TCL International
2.1(b)(vii)	TCL International Material Contracts
2.1(d)(i)	TCL Corp Owned Real Property
2.1(d)(ii)	TCL Corp Leased Real Property
2.1(d)(iii)	Fixtures and Equipment of TCL Corp
2.1(d)(iv)	Description of Raw Materials from TCL Corp
2.1(d)(vii)	TCL Corp Material Contracts
2.1(e)	Contributed Intellectual Property of TCL Corp Transferred Subsidiaries
2.2(g)	TCL Excluded Assets – agreements and contracts
2.5(k)	Directors and secretary of each TCL Transferred Subsidiary who are resigning and their replacements
2.5(l)	Related Party Contracts of TCL Transferred Subsidiaries that will be terminated
3.1(a)(iii)	Registered or material Contributed Intellectual Property and material Licensed Intellectual Property owned by a third party
3.1(b)(i)	Thomson Owned Real Property
3.1(b)(ii)	Thomson Leased Real Property
3.1(b)(iii)	Fixtures and Equipment of Thomson Group Members
3.1(b)(v)	Material Contracts Being Transferred
3.1(b)(xii)	Description of Raw Material of Thomson Group Members
3.2(h)	Thomson Excluded Assets — Material Contracts
3.6(n)	Directors and Secretary of Each Thomson Transferred Subsidiary Who Are Resigning and Their Replacements
3.6(o)	Related Party Contracts of Each Thomson Transferred Subsidiary to be terminated

v

5.1	Each Jurisdiction where any of the Relevant TCL Companies are organized
5.5(b)	Contracts – defaults, etc.
5.6(a)	Non-Contravention – Consents
5.6(b)	Non-Contravention – Approvals
5.8(a)(i)	Real Property – Owned Real Property – title documents not provided by TCL Parties
5.11(a)	Senior Officers and Key Employees of the TCL Parties
5.11(b)	Collective Bargaining Agreements of the TCL Parties
5.12	Employee Plans
5.16(a)	Legal Actions and Orders
5.19	Capitalization
5.20	Taxes and Tax Returns – Tax Returns – Audits
5.24	TCL Insurance and Bonds
5.27(a)	Ownership of Contributed Intellectual Property and Licensed Intellectual Property
5.27(b)	Intellectual Property — Exclusions
5.27(c)	Necessary Intellectual Property
5.28	Antitrust
5.31	No Other Documents
6.1	Jurisdictions of Organization of Relevant Thomson Companies
6.5(a)	Thomson Material Contracts
6.5(b)	Contracts — Defaults, etc.
6.6(a)	Non-Contravention — Consents
6.6(b)	Non-Contravention — Approvals
6.8(c)	Real Property — Entire Premises, No Other Real Property — Exceptions
6.11(a)	Employees — Senior Officers and Key Employees of the Thomson Business
6.11(b)	Employees — Collective Bargaining Agreements of Thomson Group Members
6.12	Employee Plans
6.14	Conduct of Business in Ordinary Course — Exceptions
6.14(a)	Conduct of Business in Ordinary Course — Incentives paid to certain Thomson employees
6.16	Legal Actions and Orders
6.18	Financial Data
6.19	Capitalization
6.20	Taxes and Tax Returns — Tax Returns — Audits
6.23	Insurance and Bonds
6.24	Other Transactions
6.26(a)	Ownership of Contributed Intellectual Property and Licensed Intellectual Property
6.26(b)	Intellectual Property — Exclusions
6.26(c)	Necessary Intellectual Property
6.30	Disclosure
7.1(b)(x)(1)	Capital Expenditure Budget — Thomson Business
7.1(b)(x)(2)	Capital Expenditure Budget — TCL Business

COMBINATION AGREEMENT, dated as of January 28, 2004 (this “Combination Agreement”), by and among the following entities (each a “Party”, and collectively, the “Parties”):

(i)	TCL CORPORATION, a company incorporated under the laws of The People’s Republic of China and having its principal office at 9/F, TCL Industrial Building, 6 Eiling Road South, Huizhou, Guangdong 516001, The People’s Republic of China (together with its permitted successors and assigns, “TCL Corp”);

(ii)	TCL INTERNATIONAL HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands and having its principal office at 13/F, TCL Tower, 8 Tai Chung Road, Tsuen Wan, New Territories, Hong Kong (together with its permitted successors and assigns, “TCL International”, and collectively with TCL Corp, the “TCL Parties”); and

(iii)	THOMSON S.A., a company incorporated under the laws of France and having its principal office at 46, quai Alphonse Le Gallo, 92100 Boulogne-Billancourt, Republic of France (together with its permitted successors and assigns, “Thomson”).

RECITALS

WHEREAS:

(a)	TCL Corp and its Subsidiaries (as defined herein) are a leading Chinese industrial and technology company group engaged in consumer electronics, communication products and information technology products and services. TCL International, a Subsidiary of TCL Corp, is listed on The Stock Exchange of Hong Kong Limited and is a major manufacturer and distributor of Televisions in the PRC and, increasingly, internationally.

(b)	Thomson and its Subsidiaries (as defined herein) are a global industrial and technology group that, in particular, has operations in North America and Europe in the research and development, manufacturing and distribution of Televisions.

(c)	TCL Corp, TCL International and Thomson entered into a Memorandum of Understanding, dated November 3, 2003 (the “MOU”), in which the parties agreed, among other things, to enter into exclusive negotiations to combine the parties’ worldwide businesses in the research and development, manufacturing and distribution of Televisions under the ownership or control of a Subsidiary of TCL International to be established in the British Virgin Islands managed and controlled in Hong-Kong by TCL International prior to Closing (the “Company”). The Company will be organized as a stand-alone business with an arm’s length relationship with its shareholders.

(d)	In connection with the combination of their respective Television businesses, TCL Corp, TCL International and Thomson desire to receive certain representations and warranties, covenants and indemnities from each other.

(e)	On Closing (as defined herein) the Parties and certain of their Subsidiaries shall also enter into the other Transaction Documents (as defined herein).

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Combination Agreement, the Parties to this Combination Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1	Certain Definitions. For purposes of this Combination Agreement:

“Accounts Payable” means, in the case of each Applicable Business, all trade accounts payable of an Applicable Person in relation to such Applicable Business arising out of the purchase of goods or services for such Applicable Business prior to the Closing Date.

“Accounts Receivable” means, in the case of each Applicable Business, all trade accounts receivable of an Applicable Person in relation to such Applicable Business arising out of the sale or other disposition of goods or services for such Applicable Business prior to the Closing Date.

“Affiliate” means, with respect to any specified Person, any other company or person that, directly or indirectly, controls or is controlled by or is under common control with such specified Party. For purposes of this Combination Agreement, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”), as used with respect to any specified Party or Affiliate, shall mean the possession, directly or indirectly, of the power or right to direct or cause the direction of the management or policies of such specified Party or Affiliate, whether through the ownership of share capital and/or voting securities, by contract or otherwise, it being understood that ownership of more than fifty percent (50%) of the voting securities of another Person shall in all circumstances constitute control of such other Person; provided that an Affiliate of TCL Corp or TCL International shall not, after the Closing, include any Company Group Member or, at any time, any Person that is not a Subsidiary of TCL Corp or TCL International, as applicable, and an Affiliate of Thomson shall not include any Company Group Member or any Person that is not a Subsidiary of Thomson.

“Agreed Form” means, in relation to any documents, a document in the terms signed or initialized by or on behalf of the Parties for identification as such.

“Angers Plant Assets” means the Television manufacturing Assets of Thomson Group Members located at and Primarily Related to the manufacturing facility owned by Thomson Television Angers S.A. at Angers, France, as more specifically described in Schedule 1.1(a).

“Applicable Assets” means each of the TCL International Assets, TCL Corp Assets and Thomson Assets, as applicable.

“Applicable Business” means each of the TCL International Business, the Thomson Business and the TCL Corp Plants Business, as applicable.

“Applicable Laws” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator, a tribunal or a court or other Governmental Authority or securities exchange, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or applicable to any or all of the transactions contemplated or referred to herein.

“Applicable Person” means (a) TCL International Group Members in relation to the TCL International Business, (b) the TCL Corp Transferred Subsidiaries in relation to the TCL Corp Plants Business, and (c) Thomson Group Members in relation to the Thomson Business.

“Approval” means any license, permit, consent, authorization, permission, clearance or approval of any Governmental Authority which is required to Transfer any of the Transferred Assets or Transferred Shares to the relevant Company Group Member or otherwise to consummate the transactions contemplated hereby.

“Assets” in relation to an Applicable Business means all, (a) Books and Records, (b) Contracts, (c) Fixtures and Equipment, (d) Raw Materials, (e) Owned Real Property, (f) Leased Real Property, (g) Licenses, (h) Finished Goods, if any, (i) Accounts Receivable, (j) Accounts Payable, and (k) associated goodwill, in each case in relation to such Applicable Business.

“Books and Records” in relation to an Applicable Business means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of an Applicable Person that are Primarily Related to such Applicable Business, including (a) all corporate records, (b) executed copies of all Contracts, (c) all equipment, product and other warranties pertaining to the applicable Transferred Assets, (d) all technical information and data, maps, computer files, diagrams, blueprints and schematics, (e) all filings made with or records required to be kept by any Governmental Authority (including all backup information on which such filings are based), (f) all research and development reports, (g) all equipment and operating logs, (h) all financial and accounting records, (i) all creative, promotional or advertising materials, and (j) all lists, documents, records, written information, computer files and other computer readable media concerning past, present or prospective customers of, or other purchasers of goods or services from, such Applicable Business, but excluding any such items to the extent they are included in or maintained primarily for the Excluded Assets or Excluded Liabilities of such Applicable Business.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) any other day on which commercial banks in (i) Huizhou, China, (ii) Hong Kong or (iii) Paris, France are required or authorized by law or executive order to be closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreement” means, in relation to an Applicable Business, (a) any collective bargaining agreement of an Applicable Person applicable to employees of that Applicable Business, or (b) any other written or oral agreements or understandings of an Applicable Person (including customs and past practices), in each case with any labor organization representing or purporting to represent all or any portion of the Applicable Person’s employees in the Applicable Business.

“Combination” means the combination of the TCL Business and the Thomson Business under the direct or indirect ownership of the Company and the completion of the transactions contemplated by this Combination Agreement to occur on or prior to Closing.

“Company Group” means the Company and each Subsidiary of the Company, and “Company Group Member” and correlative terms shall mean any one such company.

“Company Shares” means shares of Equity Securities of the Company.

“Company Structure Plan” means the ownership of Equity Securities in Company Group Members, the ownership of TCL Assets and Thomson Assets held by the Company Group Members and the operations of Company Group Members, as they will exist immediately after Closing.

“Consents” means all consents, permits, ratifications, waivers, authorizations or approvals of any Person other than a Governmental Authority which is required to Transfer any of the Transferred Assets or Transferred Shares to the Company Group Members or otherwise to consummate the transactions contemplated hereby.

“Contracts” in relation to an Applicable Business means all agreements, contracts, purchase orders, arrangements, notes, bonds, mortgages, indentures, commitments, leases, licenses or other instruments of an Applicable Person that are Primarily Related to such Applicable Business, and all rights and obligations associated therewith.

“Contributed Intellectual Property” means the following:

(a)	in relation to the TCL Business, the following to the extent owned by a TCL International Group Member or a TCL Corp Group Member and Primarily Related to the TCL Business, (i) Copyrights, Software, Trade Secrets and all Intellectual Property in the Books and Records of the TCL Business, excluding Copyrights, Software, Trade Secrets and Intellectual Property merely described or referenced therein, and (ii) all Patents and other Intellectual Property; notwithstanding the foregoing, Contributed Intellectual Property shall not include any Trademark of a TCL Group Member or the TCL Excluded Business; and

(b)	in relation to the Thomson Business, the following to the extent owned by a Thomson Group Member and Primarily Related to the Thomson Business, (i) Copyrights, Software, Trade Secrets and all Intellectual Property in the Books and Records of the Thomson Business, excluding Copyrights, Software, Trade Secrets and Intellectual Property merely described or referenced therein, and (ii) the Thomson R&D Labs IP. Notwithstanding the foregoing, Contributed Intellectual Property shall not include any patent, patent application, Written Invention Disclosure made prior to Closing Date or any Trademark of the Thomson Group Members or the Thomson Excluded Business.

“Disclosure Letters” means the Schedules to Sections 5 and 6 and such other Schedules to this Combination Agreement in the Agreed Form. The Disclosure Letters provided respectively by TCL and Thomson shall be referred to as “TCL’s Disclosure Letter” and “Thomson’s Disclosure Letter”.

“Effective Date” means the date on which the conditions set forth in Section 8.1 are satisfied or waived.

“Employee Plan” of an Applicable Person means any pension, retirement, profit-sharing, deferred compensation, stock rights, stock purchase, stock option, vacation, severance, bonus, incentive, medical, retiree medical, vision, dental, disability, life insurance or any other employee benefit plan, employment agreement, independent contractor agreement or consulting agreement or any other arrangement as defined in Section 3(3) of ERISA (whether or not the relevant provisions are covered by ERISA or similar laws outside the U.S.), whether written or unwritten, (a) to which such Applicable Person or any entity related to such Applicable Person (under the terms of Sections 414(b), (c), (m) or (o) of the Code) contributes, (b) which such Applicable Person or any such entity sponsors or maintains, or (c) which such Applicable Person or any such entity is otherwise bound by or has any liability under.

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (iii) other than the terms and provisions of the Shareholders’ Agreement to be executed at Closing, any proxy, power of attorney, voting trust agreement, interest, option, pre-emptive right, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use, including any exclusive license or license not in the Ordinary Course of an Applicable Business.

“Equity Securities” means, with respect to any Person, such Person’s share capital, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

“Euro” means the single currency of the participating member states from time to time of the European Union that adopt such currency in accordance with the Treaty on European Union signed on February 7, 1992, as amended.

“Excluded Assets” means the TCL Excluded Assets or the Thomson Excluded Assets, as applicable.

“Excluded Liabilities” means the TCL Excluded Liabilities or the Thomson Excluded Liabilities, as applicable.

“Excluded TCL Subsidiaries” means those Subsidiaries of TCL BVI listed in Schedule 1.1(b) which are to be transferred to a TCL International Group Member other than TCL BVI on or prior to the Closing.

“Finished Goods” in relation to an Applicable Business means all Televisions owned by an Applicable Person that have completed the manufacturing process and are ready for distribution to distributors, retailers or customers.

“Fixtures and Equipment” in relation to an Applicable Business means all furniture, fixtures, furnishings, machinery, vehicles, equipment, tools, leasehold improvements (to the extent permitted under applicable leases), plant and other tangible personal property that are owned or leased by an Applicable Person and that are Primarily Related to such Applicable Business.

“French GAAP” means the GAAP of France in accordance with Applicable Laws as consistently applied by the Thomson Group.

“Further Transaction Documents” means the Transaction Documents identified as such in the Transaction Document List.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means the government or governing body of any international or supranational organization, nation, state, province, city, municipality, town or locality or any political or administrative subdivision thereof; any department, agency, commission, ministry, secretariat, court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and the governing body of any securities exchange.

“Hazardous Substances” means: (i) any substance that is listed, classified or regulated as a hazardous substance under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is the subject of current regulatory action under any Environmental Laws.

“HSR Act” means the United Sates Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hong Kong GAAP” means the GAAP of Hong Kong in accordance with Applicable Laws as consistently applied by the TCL Group.

“IFRS” means the International Financial Reporting Standards and interpretations thereof approved by the International Accounting Standards Board, including International Accounting Standards and interpretations thereof.

“Initial Transaction Documents” means the Transaction Documents identified as such in the Transaction Document List.

“Intellectual Property” means all of the following, as they exist anywhere in the world: (i) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto (“Trademarks”); (iii) copyrights, whether registrable or not, mask works and databases, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”); (iv) trade secrets, know-how, inventions, processes, procedures, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection), to the extent recognized by Applicable Law (“Trade Secrets”); and (v) computer software programs, including all source code, object code, documentation and developer’s notes related thereto (“Software”).

“Knowledge” means, when used with respect to (a) TCL International or the TCL International Business, the actual knowledge of the officers of TCL International Group Members listed in Schedule 1.1(d), (b) TCL Corp or the TCL Corp Plants Business, the actual knowledge of officers of TCL Corp Group Members listed in Schedule 1.1(d), and (c) Thomson or the Thomson Business, the actual knowledge of officers of Thomson listed in Schedule 1.1(d).

“Leased Real Property” in relation to an Applicable Business means all rights as lessee or sublessee of an Applicable Person with respect to real property that is leased or subleased by the Applicable Person and is Primarily Related to the Applicable Business.

“Liabilities” means liabilities, obligations or expenses of any kind, whether accrued, contingent, absolute, inchoate or otherwise.

“Licensed Intellectual Property” means (a) in relation to the TCL Business (other than the Contributed Intellectual Property in relation to the TCL Business), all Intellectual Property that is (i) Primarily Related to the TCL Business and is licensed to a TCL Group Member by a third party; or (ii) to be licensed by a TCL Group Member to a Company Group Member pursuant to the relevant Transaction Document; and (b) in relation to the Thomson Business (other than the Contributed Intellectual Property in relation to the Thomson Business), (i) all Intellectual Property that is Primarily Related to the Thomson Business and is licensed to a Thomson Group Member by a third party; and (ii) all Intellectual Property to be licensed by a Thomson Group Member to a Company Group Member pursuant to the relevant Transaction Documents.

“Licenses” means in the case of each Applicable Business, all licenses, registrations, franchises, qualifications, permits and authorizations issued by any Governmental Authority for such Applicable Business, and all pending applications therefor or renewals thereof, that are Primarily Related to such Applicable Business.

“Material Adverse Change” or “Material Adverse Effect” when used in connection with the TCL Business or the Thomson Business, means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments, has had or is reasonably expected to have a material adverse effect on the Assets, business, rights, obligations, Liabilities, operations or condition (financial or otherwise) of such Applicable Business, or on the ability of the TCL Parties or Thomson, as applicable, to perform their obligations under this Combination Agreement or any of the other Transaction Documents or consummate the transactions contemplated by this Combination Agreement or any of the other Transaction Documents.

“Material Contracts” in relation to an Applicable Business means the Contracts of an Applicable Person that are material to such Applicable Business, including Contracts that (i) restrict the ability of the Applicable Person to compete in any line of such Applicable Business or to engage in such Applicable Business in any geographic area, (ii) contain any so called “most favored nation” provisions or similar provisions requiring the Applicable Person to offer to a Person any terms and conditions that are at least as favorable as those offered to other Persons which involves payment or receipt of consideration in aggregate in excess of Euro 5 million, (iii) restrict the ability of the Applicable Person to assert any claims or initiate any legal actions against any other Person, (iv) is a sale or purchase option or similar agreement or arrangement affecting any of the Applicable Businesses which involves payment or receipt of consideration in aggregate in excess of Euro 1 million, (v) involve payments in excess of Euro 2 million or outside the Ordinary Course of the Applicable Business or (vi) are entered into with any Related Party of such Applicable Person in respect of the Applicable Business and involve payments in excess of Euro 1 million; provided, however, that Material Contracts shall not include (a) Contracts that will be terminated prior to Closing without liability to the Applicable Business and (b) Contracts listed in Schedule 1.1(q).

“Net Working Capital” means with respect to each Applicable Business, cash and cash equivalents, accounts receivable and inventory minus accounts payable of such Applicable Business, determined in compliance with the applicable GAAP and in accordance with the specific accounting policies, methods and prior practices employed for such Applicable Business in each of the two fiscal years prior to January 1, 2004, and applied on a consistent basis.

“Non-Transferable TCL Licenses” means the Licenses held by a TCL Group Member that cannot be transferred to a Company Group Member and therefore must be issued to the relevant Company Group Member as listed in Schedule 1.1(o).

“Non-Transferable Thomson Licenses” means the Licenses held by a Thomson Group Member that cannot be transferred to a Company Group Member and therefore must be issued to the relevant Company Group Member as listed in Schedule 1.1(p).

“Orders” means any orders, judgments, decisions, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Authority.

“Ordinary Course” with respect to each Applicable Person means in the ordinary course of its business and consistent with the current operating budget or past practice of such Applicable Person with respect to the Applicable Business.

“Owned Real Property” in relation to an Applicable Business means the real property, including any land, buildings, plants, structures and improvements thereon or appurtenances thereto, that is owned by an Applicable Person and is Primarily Related to the Applicable Business.

“Permitted Encumbrances” means (a) Encumbrances in respect of Taxes not yet due and payable and (b) with respect to real property, easements, quasi-easements, licenses, covenants, rights of way, zoning, building and other similar non-monetary title defects the existence of which do not interfere with the use, occupancy or operation of the applicable Transferred Asset as currently used, occupied or operated and do not materially affect the value of such Transferred Assets.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, union, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” means the People’s Republic of China.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such date.

“Primarily Related” in relation to an Applicable Business means exclusively or primarily used in, or exclusively or primarily related to, the operation of that Applicable Business.

“Pro Rata Share” means, with respect to TCL International or Thomson, the proportion that the number of Company Shares held directly or indirectly by such Person bears to the aggregate number of Company Shares held by all shareholders of the Company.

“Raw Materials” in relation to an Applicable Business means all raw materials, work in process, spare parts and wrapping, supply and packaging items owned by an Applicable Person that is Primarily Related to such Applicable Business.

“Related Party” in relation to a company means (i) any shareholder of that company or any Subsidiary of that company, other than a shareholder holding less than 10% of the voting Equity Securities of such company, (ii) any director of the company or any Subsidiary of that company, (iii) any Person in which the company or any shareholder or any director of the company or any Subsidiary of the company has any material interest, other than a shareholding of less than 10% of the voting Equity Securities of such company, and (iv) any other Affiliate of the company or any Subsidiary of such an Affiliate.

“Representatives” means, with respect to any specified Party, such Party’s Affiliates, directors, supervisors, officers, employees, professional advisors (including investment banks, business advisors, law firms and accountants) or other agents or representatives.

“Requisite TCL Corp Vote” means the approval of the Combination and other transactions contemplated by this Combination Agreement and the other Transaction Documents by the shareholders of TCL Corp in accordance with the requirements of Applicable Laws and the articles of association of TCL Corp.

“Requisite TCL International Vote” means the approval of the Combination and other transactions contemplated by this Combination Agreement and the other Transaction Documents by the shareholders of TCL International in accordance with the requirements of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“RMB” means the currency of the PRC.

“Styling Services” means industrial design, design development, strategic design, user interface design and research, graphic design, remote control unit and keyboard specification and design, user publications and design visualization.

“Subsidiary” of any Person means an Affiliate of such Person such that such Person, and only for so long as such Person, owns directly or indirectly more than 50% of the shares in issue or other equity interests of such Affiliate and has the ability in the ordinary course to appoint or elect a majority of the members of the board of directors or similar governing body of such Affiliate; provided that for purposes of this Combination Agreement, Subsidiaries of TCL Corp shall not include TCL International Group Members and, after the Closing, Company Group Members and Subsidiaries of TCL International shall not include Company Group Members after the Closing.

“Tax Returns” means any and all reports, returns, certificates, declarations, claims for refund, elections, disclosures, information, reports or returns or statements required or requested to be supplied to, or filed with, a taxing authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws relating to any Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, alternative or add on minimum, payroll, estimated withholding, withholding employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (z) with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

“TCL Assets” means TCL International Assets and TCL Corp Assets.

“TCL Business” means the TCL International Business and TCL Corp Plants Business, other than the TCL Excluded Business.

“TCL BVI” means TCL Holdings (BVI) Ltd., a company incorporated under the laws of the British Virgin Islands and having its principal office at 13/F, TCL Tower, 8 Tai Chung Road, Tsuen Wan, New Territories, Hong Kong.

“TCL Corp Assets” means all of the TCL Corp Transferred Subsidiaries’ respective legal and beneficial right, title and interest in and to Assets Primarily Related to the TCL Corp Plants Business, whether tangible or intangible, real, personal or mixed, of every kind and description, whether or not reflected on the Books and Records of TCL Corp Transferred Subsidiaries and wherever located, including all such Assets located at the premises listed on Schedule 1.1(e), including the Assets described in Section 2.1(d).

“TCL Corp Group” means TCL Corp and each Subsidiary of TCL Corp but excluding each TCL International Group Member and, after the Closing, each Company Group Member, and “TCL Corp Group Member” and correlative terms shall mean any one such company.

“TCL Corp Plants Business” means the business of the TCL Corp Transferred Subsidiaries of manufacturing of Televisions located at their plants in (a) Wuxi, Jiangsu and (b) Holhot, Inner Mongolia, as described in Schedule 1.1(f), other than the TCL Excluded Business.

“TCL Corp Transferred Shares” has the meaning set forth in the definition of “TCL Transferred Shares”.

“TCL Corp Transferred Subsidiaries” has the meaning set forth in the definition of “TCL Transferred Subsidiaries”.

“TCL Employees” means the employees of TCL International Group Members and TCL Corp Group Members that are Primarily Related to the TCL Business as at December 31, 2003, as such employees may change through resignations, termination and new employment in the Ordinary Course until Closing.

“TCL Employee Costs” means that proportion of all amounts to which a TCL Employee would become entitled (whether before or after Closing) under any Applicable Law, Collective Bargaining Agreement, award, agreement or arrangement if such employee had resigned effective as of the Closing, including: (i) wages, salary or allowances; (ii) untaken or pro rata annual leave, (iii) untaken or pro rata long service leave; (iv) untaken sick leave; and (v) benefits under Employee Plans of any TCL International Group Member.

“TCL Excluded Business” means (a) the business of TCL Group Members of acting as an agent of Company Group Members and non-Affiliated third parties in distributing and selling Television anywhere in the world, (b) the TCL Non-TV Business, (c) the business of any TCL Group Member of providing Styling Services for Televisions, and (d) the business of any TCL Group Member of licensing Intellectual Property (excluding Contributed Intellectual Property).

“TCL Financial Statements” means the balance sheet and statement of operating income for the TCL Business as at and for (a) the fiscal year ended December 31, 2002, as set out in Schedule 1.1(m) and (b) the fiscal year ended December 31, 2003, as set out in Schedule 1.1(m), and including all notes, reports, statements and other documents annexed to and which form part of them (not provided to Thomson prior to the date of execution hereof).

“TCL Financial Statements Date” means in respect of particular TCL Financial Statements, the date of the balance sheet for those TCL Financial Statements.

“TCL Group” means collectively TCL Corp Group and TCL International Group, and “TCL Group Member” and correlative terms shall mean any one of such company.

“TCL International Assets” means (a) the TCL International Transferred Assets; and (b) all of the TCL International Transferred Subsidiaries’ respective legal and beneficial right, title and interest in and to Assets Primarily Related to the TCL International Business (excluding any TCL Excluded Assets held by any such TCL International Transferred Subsidiary, which shall be transferred out of such Subsidiary prior to the Closing), whether tangible or intangible, real, personal or mixed, of every kind and description, whether or not reflected on the Books and Records of TCL International Group Members and wherever located, including all such Assets located at the premises listed on Schedule 1.1(e), including the Assets described in Section 2.1(b).

“TCL International Business” means the TCL International Television Business other than the TCL Excluded Business.

“TCL International Group” means TCL International and each Subsidiary of TCL International but, after the Closing, excluding each Company Group Member, and “TCL International Group Member” and correlative terms shall mean any one such company.

“TCL International Television Business” means the business of TCL International Group Members of research and development, manufacturing, distribution and sale of Televisions worldwide.

“TCL International Transferred Assets” means all of the TCL International Group Members’ respective legal and beneficial right, title and interest in and to Assets Primarily Related to the TCL Business, whether tangible or intangible, real, personal or mixed, of every kind and description, whether or not reflected on the Books and Records of any of the TCL International Group Members and wherever located, including all such Assets located at the premises listed on Schedule 1.1(e) or described in Section 2.1(b), but excluding (a) such Assets the legal and beneficial right, title and interest in and to which is held by a TCL International Transferred Subsidiary on the Closing Date and (b) the TCL Excluded Assets.

“TCL International Transferred Shares” has the meaning set forth in the definition of “TCL Transferred Shares”.

“TCL International Transferred Subsidiaries” has the meaning set forth in the definition of “TCL Transferred Subsidiaries”.

“TCL Non-TV Business” means the business of TCL International Group Members, as listed in Schedule 1.1(g), of (a) the research and development,

manufacturing, distribution and sales of personal computer, notebook computer and audio visual devices and information technology related Internet services; and (b) the research and development, manufacturing, distribution and sales of cellular mobile handset devices.

“TCL Transferred Shares” means in respect of (a) TCL International, the Equity Securities held by TCL International Group Members in the TCL International Transferred Subsidiaries (the “TCL International Transferred Shares”) as listed in Schedule 1.1(i), and (b) TCL Corp, the Equity Securities held by TCL Corp in the TCL Corp Transferred Subsidiaries (the “TCL Corp Transferred Shares”) as listed in Schedule 1.1(i).

“TCL Transferred Subsidiaries” means in respect of (a) TCL International, the Subsidiaries of TCL International that are to be Transferred to a Company Group Member, as listed in Part 1 of Schedule 1.1(i) hereto (the “TCL International Transferred Subsidiaries”), (b) TCL Corp, the Subsidiaries of TCL Corp that are to be Transferred to a Company Group Member, as listed in Part 2 of Schedule 1.1(i) hereto (the “TCL Corp Transferred Subsidiaries”).

“Television” means any apparatus (with or without accompanying sound reproduction apparatus) primarily for the reception and display of full motion visual images for visual observation (including the reception, transmission or display components thereof).

“Television Accessories” means accessories sold separately as finished goods for customer use in connection with Televisions, including antennas, remote control units, cables, cases, headphones and power products.

“Television Components” means those components for Televisions (including cathode ray tubes, cathode ray tube components and remote control units) manufactured by the components division of Thomson at manufacturing facilities other than those at which the Thomson Television Business is conducted as at the date hereof.

“Thomson Assets” means all of the Thomson Group Members’ respective legal and beneficial right, title and interest in and to Assets that are Primarily Related to the Thomson Business (excluding the Thomson Excluded Assets), whether tangible or intangible, real, personal or mixed, of every kind and description, whether or not reflected on the Books and Records of Thomson Group Members wherever located, including all such Assets located at the premises listed on Schedule 1.1(j) or described in Section 3.1(b).

“Thomson Business” means Thomson Television Business other than the Thomson Excluded Business.

“Thomson Employees” means the employees of the Thomson Group Members that are Primarily Related to the Thomson Business as at December 31, 2003, as such employees may change through resignations, terminations and employment in the Ordinary Course until Closing.

“Thomson Employee Costs” means that proportion of all amounts to which a Thomson Employee would become entitled (whether before or after Closing) under any Applicable Law, Collective Bargaining Agreement, award, agreement or arrangement if such employee had resigned effective as of the Closing, including: (i) wages, salary or allowances; (ii) untaken or pro rata annual leave; (iii) untaken or pro rata long service leave; (iv) untaken sick leave; and (v) benefits under Employee Plans of any Thomson Group Member.

“Thomson Excluded Business” means (a) the business of owning, managing and licensing Intellectual Property (including Intellectual Property with respect to Televisions, but excluding the ownership of the Contributed Intellectual Property), (b) the business of any Thomson Group Member acting as agent in distributing and selling Television anywhere in the world, (c) the manufacturing, distribution and sale of Television Components or Television Accessories and (d) the business of any Thomson Group Member providing Styling Services for Televisions.

“Thomson Financial Statements” means (a) the balance sheet, statement of operating income and statement of operating cash flows for the Thomson Business as at and for the fiscal year ended December 31, 2002, as set out in Schedule 1.1(n); and (b) the statement of operating income for the Thomson Business for the year ended December 31, 2003, as set out in Schedule 1.1(n), to be superseded by the balance sheet and statement of operating income for the Thomson Business for the fiscal year ended December 31, 2003 (without statement of cash flow), as set out in Schedule 1.1(n), and including all notes, reports, statements and other documents annexed to and which form part of them.

“Thomson Financial Statements Date” means in respect of particular Thomson Financial Statements, the date of the balance sheet for those Thomson Financial Statements.

“Thomson Group” means Thomson and each Subsidiary of Thomson, and “Thomson Group Member” and correlative terms shall mean any one such company.

“Thomson R&D Labs” means the Assets and employees Primarily Related to Television research and development centers owned by Thomson Group Members, located in (a) 101 West 103rd Street, Indianapolis, Indiana, U.S.A., (b) No.44, Krishnasree Building, 1st Main Road, Dandhi Nagar, Chennai, India, (c) Hermann Schwer Str., 3 D-78048, Villingen, Germany, and (d) The JTC Summit and two floors in Ayer Rjah Crescent, Blk 51, Ayer Rajah Crescent, #01-10/15, Singapore 133948 and Blk 55, Ayer Rajah Crescent, #05-10/26, Singapore 139949, respectively.

“Thomson R&D Labs IP” means all Trade Secrets, Copyright, inventions (whether or not patentable) and designs for Televisions developed by Thomson Employees in the Thomson R&D Labs being transferred pursuant to this Combination Agreement, but excluding any patent granted, patent application filed or Written Invention Disclosure made as of the Closing Date and other Intellectual Property in such patents, patent applications or Written Invention Disclosure.

“Thomson Television Business” means the business of Thomson Group Members of the research and development, manufacturing, distribution and sale of Televisions worldwide.

“Thomson Transferred Assets” means all of the Thomson Group Members’ respective legal and beneficial right, title and interest in and to the Thomson Assets, excluding such Assets the legal and beneficial right, title and interest in and to which are held by a Thomson Transferred Subsidiary as at the Closing.

“Thomson Transferred Shares” means the Equity Securities held by Thomson Group Members in the Thomson Transferred Subsidiaries as listed in Schedule 1.1(l).

“Thomson Transferred Subsidiaries” means the Subsidiaries of Thomson which are to be Transferred to a Company Group Member, as listed in Schedule 1.1(l), and such other newly incorporated Subsidiaries of Thomson (which have no liabilities whatsoever and have not carried on any business) as may hold any Thomson Assets, which newly incorporated Subsidiaries are to be Transferred to a Company Group Member at Closing.

“Transaction Document List” means the list of transaction documents in relation to this Combination Agreement in its Agreed Form.

“Transaction Documents” means this Combination Agreement and the other documents set out in the Transaction Document List, in each case in its Agreed Form.

“Transfer” means to transfer, assign and/or deliver all right, title and interest in and to, free of any Encumbrances (other than Permitted Encumbrances).

“Transferred Assets” means collectively the TCL International Transferred Assets and the Thomson Transferred Assets.

“Transferred Shares” means collectively the TCL Transferred Shares and the Thomson Transferred Shares.

“Written Invention Disclosure” means the Trade Secrets, Copyright, inventions (whether or not patentable) and designs for Televisions developed by Thomson Employees contained in a “Invention Disclosure Form” of Thomson.

1.2	Terms Defined Elsewhere in this Combination Agreement. The following is a list of additional terms used in this Combination Agreement and a reference to the Section hereof in which such term is defined. Other terms may be defined elsewhere in the text of this Combination Agreement and, unless otherwise indicated, has such meaning throughout this Combination Agreement.

“Alternative Transaction”	Section 7.2
“Antitrust Rules”	Section 5.28
“Claimant”	Section 10.8(a)
“Closing”	Section 4.1
“Closing Date”	Section 4.1
“Combination Agreement”	Preamble
“Company”	Recitals
“Confidential Information”	Section 7.4(b)(i)
“Contributed Working Capital”	Section 3.1(b)(xii)
“Disclosing Party”	Section 7.4(b)(i)
“Disputes”	Section 11.2
“Enforceability Exceptions”	Section 5.3
“Environmental Costs”	Section 5.26(b)(ii)
“Environmental Laws”	Section 5.26(a)(ii)
“Environmental Matters”	Section 5.26(a)(i)
“Force Majeure”	Section 11.11
“ICC”	Section 11.2
“Indemnifier”	Section 10.8(a)
“Labor Problems”	Section 5.11
“Losses”	Section 10.2
“MOU”	Recitals
“Partial TCL Contracts”	Section 2.9(c)
“Partial Thomson Contracts”	Section 3.7(c)
“Party” or “Parties”	Preamble
“Receiving Party”	Section 7.4(b)(i)
“Relevant TCL Company”	Section 5.1
“Relevant Thomson Company”	Section 6.1
“Retained TCL Cash”	Section 2.2
“Retained TCL Loans”	Section 2.2
“Retained Thomson Cash”	Section 3.2
“Retained Thomson Loans”	Section 3.2
“Shareholders’ Circular”	Section 7.6
“Survival Period”	Section 10.1(b)
“TCL Assumed Liabilities”	Section 2.3
“TCL Corp”	Preamble
“TCL Corp Leased Real Property”	Section 2.1(d)(ii)
“TCL Corp Material Contracts”	Section 2.1(d)(vii)
“TCL Corp Owned Real Property”	Section 2.1(d)(i)
“TCL Excluded Assets”	Section 2.2
“TCL Excluded Liabilities”	Section 2.3
“TCL International”	Preamble
“TCL International Announcement”	Section 7.6
“TCL International Company Shares”	Section 2.4
“TCL International HKSE Reports”	Section 5.21
“TCL International Leased Real Property”	Section 2.1(b)(ii)
“TCL International Material Contracts”	Section 2.1(b)(vi)
“TCL International Owned Real Property”	Section 2.1(b)(i)
“TCL Leased Real Property”	Section 2.1(d)(ii)
“TCL Material Contracts”	Section 2.1(d)(vii)
“TCL Organizational Documents”	Section 5.4
“TCL Owned Real Property”	Section 2.1(d)(i)

“TCL Parties”	Preamble
“Thomson”	Preamble
“Thomson Assumed Liabilities”	Section 3.3
“Thomson Company Shares”	Section 3.4
“Thomson Excluded Assets”	Section 3.2
“Thomson Excluded Liabilities”	Section 3.3
“Thomson Leased Real Property”	Section 3.1(b)(ii)
“Thomson Material Contracts”	Section 6.5(a)
“Thomson Organizational Documents”	Section 6.4
“Thomson Owned Real Property”	Section 3.1(b)(i)

1.3	Interpretation. In this Combination Agreement, unless the context otherwise requires:

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Combination Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)	References to Documents. References to this Combination Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of or Schedule or Exhibit to, this Combination Agreement.

(f)	The words “hereof”, “hereunder” and “hereto”, and words of like import, refer to this Combination Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Combination Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(g)	Statutory References. A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i)	that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any subordinate legislation or regulation made under the relevant statute or statutory provision.

(h)	Time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day. If the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

SECTION 2

CONTRIBUTIONS OF TCL BUSINESS

2.1	TCL Party Transfers to Company Group.

(a)	TCL International Asset and Share Transfers to Company Group. On or prior to the Closing Date, TCL International shall, and shall cause other TCL International Group Members to, Transfer the following to the relevant Company Group Member in accordance with the Company Structure Plan (except to the extent already owned or held by a Company Group Member), and if already owned or held by a Company Group Member to continue to be owned or held:

(i)	TCL International Transferred Assets;

(ii)	TCL International Transferred Shares; and

(iii)	Contributed Intellectual Property of each TCL International Group Member.

(b)	Confirmation of TCL International Transferred Assets. The TCL International Transferred Assets shall include the following in relation to the TCL International Business:

(i)	Owned Real Property of TCL International Group Members listed on Schedule 2.1(b)(i) (“TCL International Owned Real Property”);

(ii)	Leased Real Property of TCL International Group Members listed on Schedule 2.1(b)(ii) (“TCL International Leased Real Property”);

(iii)	Fixtures and Equipment of each TCL International Group Member included in the list on Schedule 2.1(b)(iii) and leasehold interests of a TCL International Group Member in any such Fixtures and Equipment;

(iv)	Raw Materials of TCL International Group Members described in Schedule 2.1(b)(iv);

(v)	all Finished Goods of the TCL International Business;

(vi)	all Accounts Receivables and all Accounts Payable of the TCL International Business;

(vii)	Contracts, including all Material Contracts of each TCL International Group Member listed on Schedule 2.1(b)(vii) (the “TCL International Material Contracts”);

(viii)	Books and Records of each TCL International Group Member;

(ix)	except for the Non-Transferable TCL Licenses, all Licenses of each TCL International Group Member;

(x)	all claims, causes of action in favor of the TCL Business or insurance benefits to the extent they are Primarily Related to the TCL International Assets;

(xi)	all guaranties, warranties, indemnities and similar rights in favor of a TCL International Group Member to the extent they are Primarily Related tothe TCL International Assets; and

(xii)	all of the goodwill of each TCL International Group Member associated with the TCL International Business.

(c)	TCL Corp Share Transfers to Company Group. On or prior to the Closing Date, TCL Corp shall, and shall cause its Subsidiaries to, Transfer to the relevant Company Group Member, in accordance with the Company Structure Plan, the TCL Corp Transferred Shares.

(d)	Confirmation of TCL Corp Assets. The TCL Corp Assets shall include the following in relation to the TCL Corp Plants Business:

(i)	Owned Real Property of TCL Corp Transferred Subsidiaries listed on Schedule 2.1(d)(i) (“TCL Corp Owned Real Property”, and together with TCL International Owned Real Property, “TCL Owned Real Property”);

(ii)	Leased Real Property of TCL Corp Transferred Subsidiaries listed on Schedule 2.1(d)(ii) (“TCL Corp Leased Real Property”, and together with TCL International Leased Real Property, “TCL Leased Real Property”);

(iii)	Fixtures and Equipment of the TCL Corp Transferred Subsidiaries included in the list in Schedule 2.1(d)(iii) and leasehold interests of a TCL Corp Transferred Subsidiary in any such Fixtures and Equipment;

(iv)	Raw Materials of the TCL Corp Transferred Subsidiaries described in Schedule 2.1(d)(iv);

(v)	all Finished Goods of the TCL Corp Transferred Subsidiaries;

(vi)	all Accounts Receivable and Accounts Payable of the TCL Corp Transferred Subsidiaries;

(vii)	Contracts, including all Material Contracts of each TCL Corp Transferred Subsidiary listed on Schedule 2.1(d)(vii) (the “TCL Corp Material Contracts”, together with TCL International Material Contracts, the “TCL Material Contracts”);

(viii)	Books and Records of the TCL Corp Transferred Subsidiaries;

(ix)	except for any Non-Transferable TCL Licenses, all Licenses of each TCL Corp Transferred Subsidiary;

(x)	All claims and causes of action in favor of the TCL Business or insurance benefits to the extent they are Primarily Related to the TCL Corp Assets;

(xi)	All guaranties, warranties, indemnities and similar rights in favor of the TCL Corp Transferred Subsidiaries to the extent they are Primarily Related to the TCL Corp Assets; and

(xii)	all of the goodwill of each TCL Corp Transferred Subsidiary associated with the TCL Corp Plants Business.

(e)	Contributed Intellectual Property. In addition to the TCL Corp Assets, the TCL Corp Plants Business shall also include the Contributed Intellectual Property of each TCL Corp Transferred Subsidiary.

(f)	TCL Non-Transferable Licenses. On or prior to the Closing, TCL Corp and TCL International, as applicable, shall use their respective best efforts to cause all TCL Non-Transferable Licenses to be issued to the relevant Company Group Member.

2.2	Excluded Assets. Notwithstanding anything herein to the contrary (except to the extent such asset is specifically listed in a schedule referenced in Section 2.1), from and after the Closing Date, TCL Corp Group Members and TCL International Group Members shall retain all of their existing right, title and interest in and to, and the TCL International Assets and the TCL Corp Assets shall not include, whether or not held by a TCL International Transferred Subsidiary or a TCL Corp Transferred Subsidiary, the following (collectively, the “TCL Excluded Assets”):

(a)	Assets Primarily Related to the TCL Excluded Business;

(b)	Assets of TCL Transferred Subsidiaries that are not related to the TCL Business;

(c)	Cash and cash equivalents of the TCL Business as at the Closing Date;

(d)	Equity Securities in the Excluded TCL Subsidiaries;

(e)	Assets held by any TCL Corp Group Member other than the TCL Corp Transferred Subsidiaries;

(f)	Equity Securities held by any TCL Corp Group Member in any Company Group Member other than the TCL Corp Transferred Subsidiaries;

(g)	agreements, contracts, purchase orders, arrangements, notes, bonds, mortgages, indentures, commitments, leases, licenses or other instruments listed in Schedule 2.2(g); and

(h)	Intellectual Property other than Contributed Intellectual Property.

To the extent that the cash and cash equivalents of the TCL Business as of the Closing Date cannot be removed from the TCL Transferred Assets (the “Retained TCL Cash”) at the time of the Closing, the TCL Parties shall keep in the Company certain loans made by TCL International to TCL BVI (the “Retained TCL Loans”) in an aggregate amount equal to the Retained TCL Cash, and the TCL Parties shall cause TCL BVI to repay the Retained TCL Loans as soon as practicable in full or in part upon receipt of any of the Retained TCL Cash.

2.3	Liabilities. On the terms and subject to the conditions set forth herein, the Company Group shall assume on the Closing Date the Accounts Payable of the TCL Business referred to in Sections 2.1(b)(vi) and 2.1(d)(vi) and the Retained TCL Loans (collectively, the “TCL Assumed Liabilities”). Notwithstanding any other provision of this Combination Agreement, neither the Company or any other Company Group Member shall assume or in any way be liable or responsible for, and the TCL Parties and their respective Subsidiaries shall retain (to the extent it is practicable to transfer such Liabilities to another Person) or indemnify Company Group Members for, all Liabilities Primarily Related to the TCL Business other than the TCL Assumed Liabilities (the “TCL Excluded Liabilities”). Without limiting the foregoing and notwithstanding anything else in this Combination Agreement to the contrary, neither the Company nor any other Company Group Member shall assume and TCL Corp, TCL International and their respective Subsidiaries shall observe the foregoing obligations in respect of:

(a)	all Liabilities Primarily Related to the TCL Excluded Assets;

(b)	all outstanding checks, unpaid bank charges, bank overdrafts and book overdrafts as of the Closing Date;

(c)	all Liabilities relating to Taxes of the TCL Group Members and with respect to the TCL Business and the TCL Assets for the Pre-Closing Tax Period (including Liabilities for income, property, employment and employment withholding Taxes and Liabilities pursuant to any tax sharing agreement, tax indemnification or similar arrangement);

(d)	all Liabilities relating to Taxes payable by the TCL Group Members in connection with the transactions contemplated by this Combination Agreement;

(e)	all Liabilities for defaults by the TCL Group Members or otherwise relating to the TCL Assets (i) occurring or accrued on or before the Closing Date under any Contracts (including, without limitation, leases) or (ii) caused by or arising out of the execution or performance of this Combination Agreement or the consummation of the transactions contemplated hereby;

(f)	all Liabilities relating to Environmental Matters to the extent attributable to the ownership or operation of the TCL Business or the TCL Assets by the TCL Group Members or their predecessors or Affiliates on or prior to the Closing Date or to events that have occurred, or conditions that existed, on or prior to the Closing Date;

(g)	all Liabilities with respect to customers’ rebates and customer returns of products or other warranty claims for products manufactured prior to the Closing Date;

(h)	all Liabilities in respect of any product liability with respect to any product manufactured, design produced, Raw Materials sourced or components manufactured, in each case, prior to the Closing Date;

(i)	all inter-company accounts and any other Liabilities of the TCL Group Members owed to any shareholder or Affiliate of a TCL Group Member;

(j)	all Liabilities of the TCL Group Members for principal, interest, fees or other amounts due in respect of indebtedness of the TCL Group Members for borrowed money and its equivalent, including long-term debt and any current maturities thereof, or representing the deferred purchase price of any of the TCL Assets and all such indebtedness of other Persons that is secured by any of the TCL Assets or that is guaranteed by the TCL Group Members;

(k)	all Liabilities of the TCL Group Members or other amounts due with respect to interest and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the TCL Group Members whether periodically or upon the happening of a contingency; and

(l)	all Liabilities related to infringement of any Person’s Intellectual Property by any TCL Group Member, if any.

2.4	Issuance of Company Shares to TCL International and Payment of Cash to TCL Corp. Upon the terms and subject to the conditions set forth in this Combination Agreement, at the Closing, (a) in consideration for the Transfer by TCL International Group Members to the Company of the TCL International Transferred Shares and the TCL International Transferred Assets,

TCL International shall cause the Company to, and the Company shall, issue such number of Company Shares to TCL International or a designated wholly-owned Subsidiary of TCL International (“TCL International Company Shares”) free and clear of any Encumbrance, which shall result in TCL International’s Pro Rata Share in the Company after the Closing being equal to 67%, and (b) in consideration for TCL Corp’s Transfer to the Company of the TCL Corp Transferred Shares, TCL International shall pay to TCL Corp or a designated Subsidiary of TCL Corp cash in the amount of RMB equivalent of Euro 23.8 million.

2.5	Deliveries by TCL Corp and TCL International to Company. On or prior to the Closing Date, TCL Corp and TCL International shall, and shall cause their respective Subsidiaries to, deliver, in a form satisfactory to Thomson, to Company Group Members in accordance with the Company Structure Plan the following to the extent not already held by the Company Group Members (the delivery of any of which may not be waived without the consent of Thomson):

(a)	stock certificates (or their corresponding equivalent) representing the TCL Transferred Shares, duly endorsed or with stock powers executed in blank or otherwise in form suitable for transfer;

(b)	deeds, bills of sale or other appropriate documents of transfer, transferring to the relevant Company Group Member the (i) Owned Real Property, (ii) Fixtures and Equipment, (iii) Raw Materials, (iv) Finished Goods, and (v) Accounts Payable and Accounts Receivable included in the TCL International Transferred Assets;

(c)	assignments of leases, assigning to the relevant Company Group Member leasehold interests in the TCL International Leased Real Property included in the TCL International Transferred Assets;

(d)	assignment and assumption agreements, assigning to the relevant Company Group Member all rights of TCL Corp Group Members and TCL International Group Members in and to all of the Contracts of the TCL Business included in the TCL International Transferred Assets;

(e)	Books and Records of the TCL Business;

(f)	Satisfactory evidence of the transfer of the (i) Licenses, (ii) claims, causes of action or insurance benefits in favor of the TCL Business and (iii) guarantees, warranties, indemnities and similar rights in favor of a TCL International Group Member, in each case included in the TCL International Transferred Assets;

(g)	with respect to the Contributed Intellectual Property, (i) assignment agreements, assigning to the relevant Company Group Member Contributed Intellectual Property that are registered, and (ii) bill of sale or other appropriate documents of transfer with respect to Contributed Intellectual Property that is unregistered;

(h)	a certificate or certificates of an executive officer of each of TCL Corp and TCL International to the effect that as of the Closing Date all conditions to the consummation of the transactions set forth in Section 8 hereof applicable to TCL Corp and TCL International have been satisfied;

(i)	any waivers, consents or other documents required to vest in the relevant Company Group Member the full beneficial ownership of the TCL Transferred Shares and to enable that Company Group Member to procure them to be registered in the name of that Company Group Member or its nominee;

(j)	certificate of incorporation, common seal, all statutory and minute books (which shall be written up to, but not including, the date of Closing) and share certificate book for each of the TCL Transferred Subsidiaries together with all unused share certificate forms;

(k)	written resignations of the persons identified in Schedule 2.5(k) as directors and the secretary of the TCL Transferred Subsidiaries, and the written nominations and consents to act as directors and secretary of the persons identified in Schedule 2.5(k), both in a form to be agreed among the Parties;

(l)	satisfactory evidence that each of the Contracts of the TCL Transferred Subsidiaries with a Related Party of a TCL Party set out in Schedule 2.5(l) has been terminated without liability to TCL Group Members or Company Group Members;

(m)	satisfactory evidence of release of all Encumbrances other than Permitted Encumbrances over the TCL International Transferred Assets and satisfactory evidence that the TCL Transferred Shares are free and clear of any Encumbrances; and

(n)	legal opinions with respect to the matters in this Section 2.5 agreed to by the Parties.

2.6	Deliveries by TCL Corp and TCL International to Thomson. On or prior to the Closing Date, TCL Corp and TCL International shall, and shall cause their respective Subsidiaries to, deliver, in a reasonably satisfactory form, to Thomson the following:

(a)	a certificate or certificates of an executive officer of each of TCL Corp and TCL International to the effect that as of the Closing Date all conditions to the consummation of the transactions set forth in Section 8 hereof applicable to TCL Corp and TCL International have been satisfied;

(b)	a certificate or certificates of an executive officer of each of TCL Corp and TCL International to the effect that as of the Closing Date all representations and warranties made by TCL Corp and TCL

International set forth in Section 5 are true and accurate in all material respects.

(c)	satisfactory evidence that each of the Contracts of the TCL Transferred Subsidiaries with a Related Party of a TCL Party set out in Schedule 2.5(l) has been terminated without liability to TCL Group Members or Company Group Members;

(d)	satisfactory evidence of release of all Encumbrances other than Permitted Encumbrances over the TCL International Transferred Assets and satisfactory evidence that the TCL Transferred Shares are free and clear of any Encumbrances; and

(e)	legal opinions with respect to the matters in this Section 2.6 agreed to by the Parties.

2.7	Deliveries by TCL International to TCL Corp. TCL International shall deliver to TCL Corp on or prior to the Closing Date cash in accordance with Section 2.4.

2.8	Deliveries by Company to TCL International. The Company shall deliver to TCL International, on or prior to the Closing Date, share certificates evidencing the TCL International Company Shares.

2.9	Non-assignability of Contracts; Benefits of Contracts Not Primarily Related.

(a)	Notwithstanding anything to the contrary contained in this Combination Agreement (but without limiting any right of any Party hereto in respect of any conditions to Closing set forth in Section 8 or for breach of any provision of this Combination Agreement), in the event that as of the Closing Date, the Transfer or attempted Transfer to the Company Group Members of any Contract that would be a TCL Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Applicable Law or would require any Approval or Consent and such Approval or Consent shall not have been obtained, then following the Closing Date, the Company Group Members and TCL Group Members shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such Approval or Consent. Pending such Approval or Consent, the Company Group Members and TCL Group Members shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the Company Group Members the benefits of use of such Contract had the Contract been Transferred to a Company Group Member as of the Closing Date. Once all Approvals or Consents for the Transfer of any such Contracts not Transferred as of the Closing Date are obtained, TCL Group Members shall Transfer such Contract as a TCL International Transferred Asset or a TCL Corp Asset, as the case may be, to the relevant Company Group Members at no additional cost to the Company Group Members.

(b)	Without limiting any rights of any Party hereto in respect of any Closing conditions or for breach of any provisions of this Combination Agreement, to the extent that any such Contracts cannot be Transferred or the full benefits of use of any such Contracts cannot be provided to the relevant Company Group Member following the Closing Date pursuant to Section 2.9(a), then the relevant Company Group Members and TCL Group Members shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the relevant Company Group Members the economic and operational equivalent, to the maximum extent practicable, of obtaining such Approval or Consent and the performance by the relevant Company Group Members of the obligations thereunder.

(c)	With respect to agreements, contracts, purchase orders, arrangements, commitments and licenses that are related, but not Primarily Related, to the TCL Business, except such agreements, contracts, arrangements, commitments and licenses relating to Intellectual Property (the “Partial TCL Contracts”), TCL Group Members shall use their reasonable best efforts to ensure that, to the maximum extent practicable, the economic and operational benefits of the applicable portions of any such Partial TCL Contracts are transferred or made available to the relevant Company Group Members including obtaining any applicable Approval or Consent in connection therewith.

2.10	Transfers of Employees.

(a)	No later than 20 calendar days before the Closing Date, (a) the relevant Company Group Member shall make an offer of employment, conditional on Closing and effective from Closing, in a form to be agreed among the Parties, to each of the TCL Employees other than those employed by a TCL Transferred Subsidiary. TCL International and TCL Corp shall use all of their respective reasonable endeavors to induce the TCL Employees to remain in the employ of TCL Transferred Subsidiaries or to accept the offer of employment made to them by the relevant Company Group Member.

(b)	To the extent an automatic transfer of employees is required under Applicable Law of any jurisdiction where TCL Employees are located in connection with the transfer of TCL International Transferred Assets or TCL Transferred Subsidiaries, TCL International and TCL Corp shall satisfy, or cause to be satisfied, any relevant requirements under the Applicable Laws of such jurisdiction in order to effect the transfer of TCL Employees to a Company Group Member.

(c)	TCL International shall be solely responsible for all TCL Employee Costs in respect of the TCL Employees and hereby indemnifies all of the Company Group Members for all TCL Employee Costs in relation to TCL Employees. Any redundancy or severance payment arising in connection with termination of a TCL Employee post-Closing shall be the sole responsibility of the Company. Any Liability connected to an Employee Plan set forth in Schedule 5.12 of the Disclosure Letter, arising before the Closing or to the extent calculable by reference to a period before the Closing, including any Liability under any funded pension plan for which the value of the plan, as of the Closing, is lower than an actuarial estimate of such future Liabilities, shall be borne by the TCL Parties and the TCL Parties shall indemnify the Company therefor. For the avoidance of doubt, (i) if any such pension plan is overfunded pursuant to such an actuarial estimate of such future Liabilities, such overfunding shall remain the TCL Parties’, and (ii) any Liability arising after the Closing connected to such an Employee Plan, to the extent calculable by reference to a period after the Closing, shall be borne by the Company.

2.11	Payment for Approvals and Consents. Notwithstanding anything to the contrary contained in this Combination Agreement, TCL Corp, TCL International or their respective Subsidiaries shall bear any and all costs imposed by third parties in connection with their obtaining any Approval or Consent required to assign Contracts with such third parties to the Company.

2.12	Allocations. The valuations attributed to the TCL Transferred Shares, TCL Assets, and TCL Assumed Liabilities shall be agreed between the TCL Parties and Thomson on an arm’s length basis. The Company, TCL International and TCL Corp agree to use the allocations determined under this Section 2.12 in preparing and filing all Tax Returns. The Company, TCL International and TCL Corp agree that they shall not take any position inconsistent with such allocations in any communication regarding any such Tax Return, including those in any refund claim or Tax litigation. The Company, TCL International or TCL Corp shall notify each other within ten (10) Business Days if it receives written notice that any Tax authority proposes any allocations different to such allocations.

2.13	Tax Expenses. Each of the TCL Parties shall be responsible for and pay all Taxes of a TCL Corp Group Member or a TCL International Group Member (as the case may be) or a Company Group Member arising in respect of or prior to any Transfers of TCL Transferred Shares or TCL Transferred Assets contemplated by this Section 2.

SECTION 3

CONTRIBUTIONS OF THOMSON BUSINESS AND ISSUANCE OF

THOMSON COMPANY SHARES

3.1	Thomson Transfers To Company Group.

(a)	Thomson Asset and Share Transfers. On or prior to the Closing Date, Thomson shall, and shall cause other Thomson Group Members to, Transfer the following to the relevant Company Group Member in accordance with the Company Structure Plan:

(i)	Thomson Transferred Assets;

(ii)	Thomson Transferred Shares;

(iii)	Contributed Intellectual Property of each Thomson Group Member;

(b)	Confirmation of Thomson Assets. The Thomson Assets shall include the following in relation to the Thomson Business:

(i)	Owned Real Property listed on Schedule 3.1(b)(i) (“Thomson Owned Real Property”);

(ii)	Leased Real Property listed on Schedule 3.1(b)(ii) (“Thomson Leased Real Property”);

(iii)	Fixtures and Equipment of each Thomson Group Member included in the asset list on Schedule 3.1(b)(iii) and leasehold interests of a Thomson Group Member of any such Fixtures and Equipment;

(iv)	Euro 70 million in cash;

(v)	Contracts listed on Schedule 3.1(b)(v);

(vi)	Books and Records of each Thomson Group Member;

(vii)	except for the Non-Transferable Thomson Licenses, all Licenses of each Thomson Group Member;

(viii)	the tooling assets held by Thomson Television Angers S.A.;

(ix)	all claims and causes of action in favor of the Thomson Business or insurance benefits to the extent they are Primarily Related to the Thomson Assets;

(x)	all guaranties, warranties, indemnities and similar rights in favor of a Thomson Group Member to the extent they are Primarily Related to the Thomson Assets;

(xi)	all of the goodwill of each Thomson Group Member associated with the Thomson Business;

(xii)	the Raw Materials of Thomson Group Members described in Schedule 3.1(b)(xii) and an amount of Accounts Payable of the Thomson Business, such that the net book value (in the Books and Records of the Thomson Business) of Raw Materials described in Schedule 3.1(b)(xii) is equal to the net book value (in the Books and Records of the Thomson Business) of Accounts Payable transferred pursuant to this clause (xii) (“Contributed Working Capital”); provided that the Accounts Payable transferred pursuant to this clause (xii) shall have an average maturity in line with that of all the Accounts Payable of the Thomson Business at Closing;

(xiii)	covenants in respect of the following: (1) an obligation to pay the Company up to Euro 33 million of restructuring costs and expenses of the Company incurred in relation to the Thomson Business before the second anniversary of the Closing; (2) a waiver of the 5% sales margin commission payable (excluding any cost expressed to be reimbursable to the Thomson Group) under the sales agency arrangements between Thomson Group Members and the Company for the period from the second until the fifth anniversary of the Closing; and (3) an obligation for Thomson to reinvest the 0.5% trademark license fees payable to Thomson by the Company Group Members in respect of sales of A Brand Products (as defined in the Thomson Trademark License Agreement) by the Company for the period from the second anniversary after Closing until the fifth anniversary after Closing in general brand awareness advertising for Thomson A brands to the benefit of the Company’s use of such brands; and

(xiv)	an agreement granting the Company the option to acquire Thomson’s worldwide DVD device research and development, manufacturing and sales business (expiring on 31 December, 2004) and, if such option is not exercised, an obligation to contribute Euro 20 million worth of additional assets to the Company or contribute according to another adjustment mechanism to be mutually agreed by the Parties.

(c)	Thomson Non-Transferable Licenses. On or prior to the Closing, Thomson shall use its best efforts to cause each Thomson Non-Transferable License to be issued to the relevant Company Group Member.

3.2	Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing Date, the Thomson Group Members shall retain all of their existing right, title and interest in and to, and the Thomson Assets and the property, assets, rights and contracts owned or held by the Thomson Group Members shall not include, whether or not held by a Thomson Transferred Subsidiary, the following (collectively, the “Thomson Excluded Assets”):

(a)	All Assets Primarily Related to the Thomson Excluded Business;

(b)	Assets of the Thomson Transferred Subsidiaries that are not related to the Thomson Business;

(c)	All Raw Materials not included in the Contributed Working Capital;

(d)	Subject to Section 4.4, all Finished Goods;

(e)	All Accounts Receivable;

(f)	Cash and cash equivalents of the Thomson Business as at the Closing Date;

(g)	Angers Plant Assets other than the tooling assets referred to in Section 3.1(b)(viii);

(h)	Contracts listed in Schedule 3.2(h); and

(i)	Intellectual Property other than Contributed Intellectual Property.

To the extent that the cash and cash equivalents of the Thomson Business as of the Closing Date cannot be removed from the Thomson Transferred Assets (the “Retained Thomson Cash”) at the time of the Closing, Thomson shall keep in the Company certain loans made by a Thomson Group Member to a Thomson Transferred Subsidiary (the “Retained Thomson Loans”) in an aggregate amount equal to the Retained Thomson Cash, and Thomson shall cause such Thomson Transferred Subsidiary to repay the Retained Thomson Loans as soon as practicable in full or in part upon receipt of any of the Retained Thomson Cash.

3.3	Assumption of Thomson Liability by Company Group. On the terms and subject to the conditions set forth herein, the Company Group shall assume on the Closing Date all Accounts Payable of the Thomson Business referred to in Section 3.1(b)(xii) and the Retained Thomson Loans (collectively, the “Thomson Assumed Liabilities”). Notwithstanding any other provision of this Combination Agreement, neither the Company nor any other Company Group Member shall assume or in any way be liable or responsible for, and Thomson and its Subsidiaries shall retain (to the extent that it is practicable to transfer such Liabilities to another Person)) or indemnify the Company Group Members for all Liabilities Primarily Related to the Thomson Business other than the Thomson Assumed Liabilities (the “Thomson Excluded Liabilities”). Without limiting the foregoing and notwithstanding anything else in this Combination Agreement to the contrary, neither the Company nor any other Company Group Member shall assume and Thomson and its Subsidiaries shall observe the foregoing obligations in respect thereof:

(a)	all Liabilities Primarily Related to the Thomson Excluded Assets;

(b)	all outstanding checks, unpaid bank charges, bank overdrafts and book overdrafts as of the Closing Date;

(c)	all Liabilities relating to Taxes of the Thomson Group Members and with respect to the Thomson Business and the Thomson Assets for the Pre-Closing Tax Period (including Liabilities for income, property, employment and employment withholding Taxes and Liabilities pursuant to any tax sharing agreement, tax indemnification or similar arrangement);

(d)	all Liabilities relating to Taxes payable by Thomson Group Members in connection with the transactions contemplated by this Combination Agreement;

(e)	all Liabilities for defaults by the Thomson Group Members or otherwise relating to the Thomson Assets (i) occurring or accrued on or before the Closing Date under any Contracts (including, without limitation, leases) or (ii) caused by or arising out of the execution or performance of this Combination Agreement or the consummation of the transactions contemplated hereby;

(f)	all Liabilities relating to Environmental Matters to the extent attributable to the ownership or operation of the Thomson Business or the Thomson Assets by the Thomson Group Members or their predecessors or Affiliates on or prior to the Closing Date or to events that have occurred, or conditions that existed, on or prior to the Closing Date;

(g)	all Liabilities with respect to customers’ rebates and customer returns of products or other warranty claims for products manufactured prior to the Closing Date other than with respect to rebates issued or otherwise earned or accrued prior to the Closing Date;

(h)	all Liabilities in respect of any product liability with respect to any product manufactured, design produced, Raw Materials sourced or components manufactured, in each case, prior to the Closing Date;

(i)	all inter-company accounts and any other Liabilities of the Thomson Group Members owed to any shareholder or Affiliate of a Thomson Group Member;

(j)	all Liabilities of the Thomson Group Members for principal, interest, fees or other amounts due in respect of indebtedness of the Thomson Group Members for borrowed money and its equivalent, including long-term debt and any current maturities thereof, or representing the deferred purchase price of any of the Thomson Assets and all such indebtedness of other Persons that is secured by any of the Thomson Assets or that is guaranteed by the Thomson Group Members;

(k)	all Liabilities of the Thomson Group Members or other amounts due with respect to interest and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Thomson Group Members whether periodically or upon the happening of a contingency; and

(l)	all Liabilities related to infringement of any Person’s Intellectual Property by any Thomson Group Member, if any.

3.4	Issuance of the Thomson Company Shares. Upon the terms and subject to the conditions set forth in this Combination Agreement, at the Closing, in consideration for Thomson’s Transfer to the Company of the Thomson Transferred Shares and the Thomson Transferred Assets, TCL International shall cause the Company to, and the Company shall, issue to Thomson or a designated wholly owned Subsidiary of Thomson a certain number of Company Shares (the “Thomson Company Shares”) free and clear of any Encumbrance, which shall result in Thomson’s Pro Rata Share in the Company after the Closing being equal to 33%.

3.5	Deliveries by Company to Thomson. The Company shall deliver to Thomson, on or prior to the Closing Date, share certificates evidencing the Thomson Company Shares.

3.6	Deliveries by Thomson to Company. On or prior to the Closing Date, Thomson shall, and shall cause its Subsidiaries to, deliver, in a reasonably satisfactory form, to Company Group Members in accordance with the Company Structure Plan the following (the delivery of which may not be waived without the consent of the TCL Parties):

(a)	stock certificates (or their corresponding equivalent) representing the Thomson Transferred Shares, duly endorsed or with stock powers executed in blank or otherwise in form suitable for transfer;

(b)	deeds, bills of sale or other appropriate documents of transfer, transferring to the relevant Company Group Member the (i) Owned Real Property, (ii) Fixtures and Equipment, (iii) Raw Materials, (iv) Accounts Payable, and (v) Finished Goods (if TCL International exercises its rights pursuant to Section 4.4(a)) included in the Thomson Transferred Assets;

(c)	assignments of leases, assigning to the relevant Company Group Member leasehold interests in the Thomson Leased Real Property included in the Thomson Transferred Assets;

(d)	assignment and assumption agreements, assigning to the relevant Company Group Member all rights of Thomson Group Members in and to all of the Contracts listed in Schedule 3.1(b)(v);

(e)	Books and Records of the Thomson Business;

(f)	Satisfactory evidence of the transfer of the (i) Licenses, (ii) claims, causes of action or insurance benefits and (iii) guarantees, warranties, indemnities and similar rights in favor of a Thomson Group Member, in each case included in the Thomson Transferred Assets;

(g)	with respect to the Contributed Intellectual Property, (i) assignment agreements, assigning to the relevant Company Group Member Contributed Intellectual Property that are registered, and (ii) bill of sale or other appropriate documents of transfer with respect to Contributed Intellectual Property that is unregistered;

(h)	Euro 70 million in cash in accordance with Section 3.1(b)(iv);

(i)	the tooling assets held by Thomson Television Angers S.A. in accordance with Section 3.1(b)(viii);

(j)	a certificate or certificates of an executive officer of Thomson to the effect that as of the Closing Date all conditions to the consummation of the transactions set forth in Section 8 hereof applicable to Thomson have been satisfied;

(k)	a certificate or certificates of an executive officer of Thomson to the effect that as of the Closing Date all representations and warranties made by Thomson set forth in Section 6 are true and accurate in all material respects.

(l)	any waivers, consents or other documents required to vest in the relevant Company Group Member the full beneficial ownership of the Thomson Transferred Shares and to enable that Company Group Member to procure them to be registered in the name of that Company Group Member or its nominee;

(m)	certificate of incorporation, common seal, all statutory and minute books (which shall be written up to, but not including, the date of Closing) and share certificate book for each of the Thomson Transferred Subsidiaries together with all unused share certificate forms;

(n)	written resignations of the persons identified in Schedule 3.6(n) as directors and the secretary of the Thomson Transferred Subsidiaries, and the written nominations and consents to act as directors and secretary of the persons identified in Schedule 3.6(n), both in a form to be agreed among the Parties;

(o)	satisfactory evidence that each of the Contracts of the Thomson Transferred Subsidiaries with a Related Party of Thomson set out in Schedule 3.6(o) has been terminated without liability to Thomson Group Members or Company Group Members;

(p)	satisfactory evidence of release of all Encumbrances other than Permitted Encumbrances over the Thomson Assets and satisfactory evidence that the Thomson Transferred Shares are free and clear of any Encumbrances;

(q)	legal opinions with respect to the matters in this Section 3.6 agreed to by the Parties; and

(r)	agreements in an Agreed Form in respect of the covenants specified in Sections 3.1(b)(xiii) and (xiv).

3.7	Non-assignability of Contracts; Benefits of Contracts Not Primarily Related.

(a)	Notwithstanding anything to the contrary contained in this Combination Agreement (but without limiting any rights of any Party hereto in respect of any Closing conditions or for breach of any provisions of this Combination Agreement), in the event that as of the Closing Date, the Transfer or attempted Transfer to the Company Group Members of any Contracts that would be a Thomson Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Applicable Law or would require any Approval or Consent and such Approval or Consent shall not have been obtained, then following the Closing Date, the Company Group

Members and Thomson Group Members shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such Approval or Consent. Pending such Approval or Consent, the Company Group Members and Thomson Group Members shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the Company Group Members the benefits of use of such Contracts had the Contracts been Transferred to a Company Group Member as of the Closing Date. Once all Approvals or Consents for the Transfer of any such Contracts not Transferred as of the Closing Date are obtained, Thomson Group Members shall Transfer such Contracts as a Thomson Transferred Asset to the relevant Company Group Members at no additional cost to the Company Group Members.

(b)	Without limiting any rights of any Party hereto in respect of any Closing conditions or for breach of any provisions of this Combination Agreement, to the extent that any such Contracts cannot be Transferred or the full benefits of use of any such Contracts cannot be provided to the relevant Company Group Members following the Closing Date pursuant to Section 3.7(a), then the relevant Company Group Members and Thomson Group Members shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the relevant Company Group Members the economic and operational equivalent, to the maximum extent practicable, of obtaining such Approval or Consent and the performance by the relevant Company Group Member of the obligations thereunder.

(c)	With respect to agreements, contracts, purchase orders, arrangements, commitments and licenses that are related, but not Primarily Related, to the Thomson Business, except such agreements, contracts, arrangements, commitments and licenses relating to Intellectual Property (the “Partial Thomson Contracts”), Thomson Group Members shall use their reasonable best efforts to ensure that, to the maximum extent practicable, the economic and operational benefits of the applicable portions of any such Partial Thomson Contracts are transferred or made available to the relevant Company Group Members, as applicable, including obtaining any applicable Approval or Consent in connection therewith.

3.8	Transfers of Employees.

(a)	No later than 20 calendar days before the Closing Date, the relevant Company Group Member shall make an offer of employment, conditional on Closing and effective from Closing, in a form to be agreed among the Parties, to each of the Thomson Employees other than those employed by a Thomson Transferred Subsidiary. Thomson shall use all reasonable endeavors to induce the Thomson Employees to remain in the employ of Thomson Transferred Subsidiaries or to accept the offer of employment made to them by the relevant Company Group Member.

(b)	To the extent an automatic transfer of employees is required under Applicable Laws of any jurisdiction where Thomson Employees are located in connection with the transfer of Thomson Transferred Assets or Thomson Transferred Subsidiaries, Thomson shall satisfy, or cause to be satisfied, any relevant requirements under the Applicable Laws of such jurisdiction in order to effect the transfer of Thomson Employees to a Company Group Member.

(c)	Thomson shall be solely responsible for all Thomson Employee Costs in respect of the Thomson Employees and hereby indemnifies all of the Company Group Members for all Thomson Employee Costs in relation to Thomson Employees. Any redundancy or severance payment arising in connection with the termination of any Thomson Employee post-Closing shall be the sole responsibility of the Company. Any Liability connected to an Employee Plan set forth in Schedule 6.12 of the Disclosure Letter, arising before the Closing or to the extent calculable by reference to a period before the Closing, including any Liability under any funded pension plan for which the value of the plan, as of the Closing, is lower than an actuarial estimate of such future Liabilities, shall be borne by Thomson and Thomson shall indemnify the Company therefor. For the avoidance of doubt, (i) if any such pension plan is overfunded pursuant to such an actuarial estimate of such future Liabilities, such overfunding shall remain Thomson’s, and (ii) any Liability arising after the Closing connected to such an Employee Plan, to the extent calculable by reference to a period after the Closing, shall be borne by the Company.

3.9	Payment for Approvals and Consents. Notwithstanding anything to the contrary contained in this Combination Agreement, Thomson or its Subsidiaries shall bear any and all costs imposed by third parties in connection with their obtaining any Approval or Consent required to assign Contracts with such third parties to the Company.

3.10	Allocations. The valuations attributed to the Thomson Transferred Shares, Thomson Assets, and Thomson Assumed Liabilities shall be agreed between the TCL Parties and Thomson on an arm’s length basis. The Company and Thomson agree to use such allocations determined under this Section 3.10 in preparing and filing all Tax Returns. The Company and Thomson agree that they shall not take any position inconsistent with such allocations in any communication regarding any such Tax Return, including those in any refund claim or Tax litigation. The Company and Thomson shall notify each other within ten (10) Business Days if either Party receives written notice that any Tax authority proposes any allocations different from such allocations.

3.11	Tax Expenses. Thomson shall be responsible for and shall pay all Taxes of a Thomson Group Member or a Company Group Member arising in respect of or prior to any Transfers of Thomson Transferred Shares or Thomson Transferred Assets contemplated by this Section 3.

SECTION 4

CLOSING

4.1	Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Section 8, the closing of the transactions contemplated by Sections 2 and 3 (the “Closing”) shall take place simultaneously at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 12/F, Hong Kong Club Building, 3A Chater Road, Central, Hong Kong, at 10:00 a.m. on a date (the “Closing Date”) that is (a) the fifth Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Combination Agreement or (b) on such other date as TCL International and Thomson may agree in writing.

4.2	General Assurances. Each Party to this Combination Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, and documents, and do all other acts and things, as may be required by Applicable Laws or as, in the reasonable judgment of a Party hereto, may be necessary or advisable to carry out the intent and purposes of this Combination Agreement.

4.3	Alternative Arrangements. If TCL International and Thomson agree, the Parties may make adjustments to the mechanisms for Transferring the Thomson Business and the TCL Business into the Company, including (a) permitting a Party or one of its Affiliates to Transfer cash to the Company, in an amount equivalent to the value of the Applicable Assets such Party or such Affiliate is obligated to Transfer to the Company pursuant to this Combination Agreement, in lieu of Transfer of such Applicable Assets to the Company, which cash payment shall be used by the Company to purchase such Applicable Assets from such Party or such Affiliate, (b) establishing compensatory arrangements in respect of Excluded Liabilities or Excluded Assets that cannot reasonably be Transferred out of the Transferred Subsidiaries, and (c) in the event of a wholly-owned Subsidiary of Thomson or TCL International or the Company becoming a party to particular Transaction Documents in lieu of TCL International and Thomson, Thomson or TCL International or the Company (as the case may be) providing a guarantee in respect of the performance of the obligations of such a Subsidiary under that Transaction Document. The Parties shall discuss the foregoing matters in good faith.

4.4	Finished Goods and Raw Materials of Thomson Business.

(a)	TCL International shall have the option, exercisable by written notice to Thomson at least 15 calendar days prior to Closing, to cause the Company to purchase, at Closing, all of the Finished Goods of the Thomson Business as of the Closing Date at a price equal to the net book value of such Finished Goods as reflected in the Thomson Group’s Books and Records, prepared in accordance with French GAAP. At the request of TCL International in its exercise notice, the Company shall pay, and Thomson shall accept payment of, the purchase price for such Finished Goods by assuming Accounts Payable of the Thomson Business in an aggregate net book value equal to such purchase price. In that case, such additional Accounts Payable assumed by the Company shall be Thomson Assumed Liabilities. The Accounts Payable so transferred shall have an average maturity in line with that of the Accounts Payable of the Thomson Business.

(b)	If TCL International does not cause the Company to purchase all of the Finished Goods at Closing pursuant to Section 4.4(a) above, Thomson Group Members shall have the right, notwithstanding any other provisions, agreements or limitations set forth herein or in the other Transaction Documents to the contrary, to sell such Finished Goods to a third Person after the Closing Date; provided, however, that if the consideration to be received by Thomson Group Members in any such sale of Finished Goods to such third Person is less than the net book value of such Finished Goods reflected in Thomson Group’s Books and Records, prepared in accordance with French GAAP, Thomson shall offer the Company the right to purchase such Finished Goods at the price offered to such third party.

(c)	TCL International shall have the right, up to 15 calendar days prior to Closing, to have an accountant designated by TCL International to (i) examine the historical accounting practices of Thomson as it relates to Finished Goods and Raw Materials in the Thomson Business in order to determine whether Thomson has applied its historical accounting practices consistently and that Thomson’s provisioning in respect of Finished Goods and Raw Materials in the Thomson Business has been in compliance with French GAAP; and (ii) assess the nature, quantity and condition of Finished Goods and Raw Materials. This review must be completed within 30 days. Any disputes between the Parties shall be resolved in accordance with Section 11.2 hereof.

(d)	Thomson shall have the right, up to 15 calendar days prior to Closing, to have an accountant designated by Thomson (i) examine the historical accounting practices of TCL International as it relates to Finished Goods and Raw Materials in the TCL Business in order to determine whether TCL International has applied its historical accounting practices consistently and that TCL International’s provisioning in respect of Finished Goods and Raw Materials in the TCL Business has been in compliance with Hong Kong GAAP; and (ii) assess the nature, quantity and condition of Finished Goods and Raw Materials. This review must be completed within 30 days. Any disputes between the Parties shall be resolved in accordance with Section 11.2 hereof.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF TCL CORP AND

TCL INTERNATIONAL

TCL International represents and warrants to each of Thomson and the Company with respect to TCL International Group Members and the TCL International Business,

that as of the Effective Date and as of the Closing Date (except for representations and warranties made as of a specified date):

5.1	Organization, Standing and Authority. Each of TCL Corp, each TCL Corp Transferred Subsidiary, TCL International, and each TCL International Group Member that is a TCL International Transferred Subsidiary or that owns or holds a TCL Asset (“Relevant TCL Company”) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Relevant TCL Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. TCL Corp and TCL International have all requisite power and authority to execute, deliver and perform this Combination Agreement in accordance with its terms. Schedule 5.1 of the Disclosure Letter contains a correct and complete list of each jurisdiction where any of the Relevant TCL Companies are organized.

5.2	Foreign Qualifications. Each Relevant TCL Company is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not be reasonably expected to have a Material Adverse Effect on the TCL Business.

5.3	Authorization and Binding Obligation. The execution and delivery of each Transaction Document by a TCL Group Member and the performance by a TCL Group Member of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions on the part of such TCL Group Member. Each of the Transaction Documents has been, or will on or before the Closing Date have been, duly executed and delivered by each TCL Group Member that is a party to it and constitutes, or will upon such execution and delivery, constitute the legal, valid and binding obligation of such TCL Group Member, enforceable against each TCL Group Member that is a party to it in accordance with its terms, except to the extent such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and the application of general principles of equity (collectively, the “Enforceability Exceptions”).

5.4	Organizational Documents. TCL Corp and TCL International have made available to Thomson correct and complete copies of the memorandum and articles of association (or the equivalent organizational documents) of each Relevant TCL Company, in each case as in effect on the date of this Combination Agreement (collectively, the “TCL Organizational Documents”). The TCL Organizational Documents are in full force and effect. Minutes of the board meetings and shareholder meetings of each Relevant TCL Company, as applicable, which have been made available to Thomson heretofore contain complete and accurate records, in all material respects, of all meetings and other corporate actions of the directors and shareholders of each Relevant TCL Company, as applicable, and correctly reflect all actions taken by the directors and shareholders of each Relevant TCL Company, as applicable, since their respective date of incorporation.

5.5	Contracts.

(a)	Schedules 2.1(b)(vii) and 2.1(d)(vii) set forth a true, correct and complete list of all of the Material Contracts of the TCL International Business and the TCL Corp Plants Business, respectively.

(b)	Except as set forth on Schedule 5.5(b) of the Disclosure Letter: (i) Each Relevant TCL Company has performed each material term, covenant and condition of each of the TCL Material Contracts; (ii) no default or any event which, with the giving of notice, the lapse of time, or both, would constitute a default on the part of a TCL Group Member, or to the Knowledge of the TCL Parties, any other party thereto, exists under any of the TCL Material Contracts; (iii) each of the TCL Material Contracts is in full force and effect, unimpaired by any acts or omissions of a TCL Group Member, and constitutes the legal, valid and binding obligation of the TCL Group Member, enforceable against the TCL Group Member in accordance with its terms and, to the Knowledge of the TCL Parties, against any other party thereto, except to the extent such enforceability is limited by the Enforceability Exceptions; (iv) the applicable Relevant TCL Company is not under any obligation which cannot readily be fulfilled, performed or discharged by it on time and without causing undue expenditures not in the Ordinary Course of the Applicable Business on the part of such Relevant TCL Company; and (v) none of the other parties thereto has given notice of termination and, to the Knowledge of the TCL Parties, none of the other parties thereto intends to terminate such TCL Material Contract.

(c)	The TCL Parties have made available to Thomson true, correct and complete copies of all TCL Material Contracts, including all amendments, modifications and supplements thereto. The TCL Parties have also made available to Thomson true and correct copies of all Contracts material to the TCL Business entered into with Koninklijke Philips Electronics N.V., Matsushita Electronics Corporation or any of their respective Affiliates.

5.6	Non-Contravention. The execution and delivery of each of the Transaction Documents and the performance by TCL Group Members of the transactions contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the Consent of any Person or the Approval of any Governmental Authority, other than the Consents set forth on Schedule 5.6(a) of the Disclosure Letter and the Approvals set forth on Schedule 5.6(b) of the Disclosure Letter; (b) will not conflict with any of the TCL Organizational Documents; (c) are not prohibited or restricted by any Employee Plan or Collective Bargaining Agreement of any TCL Group Member; (d) will not conflict with, result in a breach or violation of, or constitute a default under any applicable Order; (e) subject to obtaining the Consents set forth on Schedule 5.6(a) of the Disclosure Letter and the

Approvals set forth on Schedule 5.6(b) of the Disclosure Letter, will not conflict with, result in a breach or violation of, or constitute a default under any of the TCL Assets (including any of the TCL Material Contracts) except for any conflict, breach, violation or default that together with all other such conflicts, breaches, violations or defaults, would not reasonably be expected to have a Material Adverse Effect on the TCL Business; (f) is not reasonably expected to result in, after taking into account the operation of Sections 2.9 and 2.11, termination, amendment, cancellation or acceleration of any significant right or significant obligation of a TCL Group Member (including any significant right or obligation of a TCL Group Member under any of the TCL Material Contracts) Primarily Related to the TCL Business (except any termination, amendment, cancellation or acceleration of such right or obligation under any TCL Material Contract as a result of the Transfer of the TCL Business to the Company that taken together with all others would not be reasonably expected to have a Material Adverse Effect on the TCL Business); (g) will not result in a Material Adverse Effect on the TCL Business; and (h) will not result in the creation of any Encumbrance upon any of the TCL Assets, other than Permitted Encumbrances.

5.7	Licenses; Compliance with Applicable Laws.

(a)	Except for the Non-Transferable TCL Licenses, each of the TCL Group Members is in possession of all Licenses necessary for it to own, lease and operate its properties and assets or to carry on the TCL Business as it is now being conducted, and all such Licenses are in full force and effect, except where the failure, when taken together with all other such failures, would not be reasonably expected to have a Material Adverse Effect on the TCL Business. No suspension or cancellation of any of Licenses is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Combination Agreement, except such pending or threatened suspension or cancellation would not be reasonably expected to have a Material Adverse Effect on the TCL Business. The failure of Non-Transferable TCL Licenses to be held by a Company Group Member would not be reasonably expected to have a Material Adverse Effect on the TCL Business after the Closing.

(b)	No TCL Group Member is in conflict with, or in default or violation of, (i) any Applicable Laws applicable to the TCL Business or by which any of TCL Transferred Shares or TCL Assets are bound, or (ii) any Licenses, except where the conflict, default or violation, when taken together with all other such conflicts, defaults or violation, would not be reasonably expected to have a Material Adverse Effect on the TCL Business.

5.8	Real Property.

(a)	Owned Real Property.

(i)	The TCL Parties have furnished Thomson with true, correct and complete copies of all title documents for TCL Owned

Real Property except for the title documents listed in Schedule 5.8(a)(i) of the Disclosure Letter. TCL Corp, TCL International and their respective Subsidiaries have good and marketable title to all TCL Owned Real Property, except as would not be reasonably expected to have a Material Adverse Effect on the TCL Business. None of the ownership of TCL Parties or any of their respective Subsidiaries in any such TCL Owned Real Property is subject to any Encumbrances, except for (A) Permitted Encumbrances, and (B) Encumbrances that would not be reasonably expected to have a Material Adverse Effect on the TCL Business;

(ii)	Schedule 2.1(b)(i) sets forth a complete list of all Owned Real Property of any TCL International Group Member that is Primarily Related to the TCL Business; and

(iii)	Schedule 2.1(d)(i) sets forth a complete list of all Owned Real Property of each TCL Corp Group Member that is Primarily Related to the TCL Business.

(b)	Leased Real Property.

(i)	The TCL Parties have furnished Thomson with true, correct and complete copies of all lease documents for TCL Leased Real Property, including all modifications, amendments and supplements thereto. Each lease is in full force and effect, unimpaired by any acts or omissions of a TCL Group Member, and constitutes the legal, valid and binding obligation of the TCL Group Member, enforceable against the TCL Group Member, and, to the Knowledge of the TCL Parties, against any other party thereto, except to the extent such enforceability is limited by the Enforceability Exceptions. All rent and other sums and charges payable by a TCL Group Member, as tenant thereunder are current, no notice of default or termination under any lease is outstanding, no termination event or condition or uncured default on the part of a TCL Group Member, or, to the Knowledge of the TCL Parties, the landlord, exists under any lease, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute such a default or termination event or condition. TCL Group Members own the leasehold interests free and clear of all Encumbrances, other than Permitted Encumbrances, and has not entered into any Contract to assign any of the leasehold interests. TCL Group Members have not subleased, sublicensed or given any other Person the right to use or occupy any of the Leased Real Property relating to the TCL Business. The TCL Parties have no Knowledge of any pending or contemplated material increase in the rent or other sums and charges payable by TCL Group Members under any lease covering such TCL Leased Real Property relating to the TCL Business.

(ii)	Schedule 2.1(b)(ii) sets forth a complete list of all Leased Real Property of any TCL International Group Member that is Primarily Related to the TCL Business; and

(iii)	Schedule 2.1(d)(ii) sets forth a complete list of all Leased Real Property of the TCL Corp Group Members that is Primarily Related to the TCL Business.

(c)	Entire Premises, No Other Real Property. All of the real property used by TCL Group Members in connection with the TCL Business is included in the TCL Owned Real Property and the TCL Leased Real Property.

(d)	Mechanics’ Liens and Other Encumbrances. TCL Group Members do not owe any money to any architect, contractor, subcontractor or material supplier for labor or materials performed, rendered or supplied to or in connection with any TCL Owned Real Property or TCL Leased Real Property relating to the TCL Business within the past nine months. There is no work being done at nor materials being supplied to any parcel of TCL Owned Real Property or TCL Leased Real Property relating to the TCL Business other than routine maintenance projects having an aggregate cost through completion of not more than Euro 1 million.

5.9	Personal Property.

(i)	TCL Group Members have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them that are part of the TCL Assets, except where the failure, when taken together with all other such failures, would not be reasonably expected to have a Material Adverse Effect on the TCL Business. No TCL Group Members’ ownership of or leasehold interest in any such personal assets is subject to any Encumbrances, except for Permitted Encumbrances and Encumbrances that would not be reasonably expected to have a Material Adverse Effect on the TCL Business.

(ii)	Schedule 2.1(b)(iii) sets forth a complete list of all material Fixtures and Equipment of any TCL International Group Member that are Primarily Related to the TCL Business; and

(iii)	Schedule 2.1(d)(iii) sets forth a complete list of all material Fixtures and Equipment of the TCL Corp Group Members that are Primarily Related to the TCL Business.

5.10	Title to Other Assets. In addition to as set forth in Sections 5.8 and 5.9, the TCL Group Members own outright and have good title to or can enjoy the benefits and rights exclusively under all other TCL Assets (including the TCL Transferred Shares but excluding, for the avoidance of doubt, any Contributed Intellectual Property or Licensed Intellectual Property), free and clear of any

Encumbrances. All businesses for, and Assets Primarily Related to the research and development, manufacturing, distribution and sales of Television of any TCL Group Member that are not conducted or owned by a Company Group Member as of the date hereof or as of immediately prior to the Closing Date are conducted or owned by a TCL Transferred Subsidiary.

5.11	Employees. Schedule 5.11(a) of the Disclosure Letter sets forth (i) a list of all of the senior officers and key employees of the TCL Business as of the date hereof, (ii) numbers and categories of all other employees as of December 31, 2003, and (iii) the wages, salaries and other compensation benefits of the foregoing as of December 31, 2003. Except as set forth on Schedule 5.11(b) of the Disclosure Letter, no TCL Group Member is a party to any Collective Bargaining Agreement that would reasonably be expected to have a Material Adverse Effect on the TCL Business. There are no existing or, to the Knowledge of the TCL Parties, threatened, labor strikes, disputes, grievances, arbitrations, union organizing efforts, picketing, handbilling, organized work stoppages, organized work slowdowns or other labor trouble or disputes (collectively, “Labor Problems”) involving employees of any TCL Group Member that would be reasonably expected to have a Material Adverse Effect on the TCL Business, nor have there been any Labor Problems or, to the Knowledge of the TCL Parties, threatened Labor Problems that would be reasonably expected to have a Material Adverse Effect on the TCL Business at any time during the last two (2) years.

5.12	Employee Plans. All Employee Plans applicable to the TCL Employees are disclosed in Schedule 5.12 of the Disclosure Letter. Other than the Employee Plans set forth in Schedule 5.12 of the Disclosure Letter, there are no other Employee Plans of the TCL Group that will apply to the TCL Employees after the Closing. All material retention arrangements with senior employees relating to the Transaction Documents have been disclosed.

5.13	Condition and Suitability of Assets.

(a)	The TCL Assets: (i) constitute all the assets used or held for use by TCL Group Members in connection with the TCL Business, other than the Excluded Assets; (ii) are in good and working order and a state of reasonable maintenance and repair (subject to normal wear and tear); (iii) are complete and suitable for the uses for which they are intended; (iv) will permit the Company to comply in all material respects with the Applicable Laws applicable to the TCL Business; and (v) will permit the Company to conduct the TCL Business substantially as it is being conducted on the date of this Combination Agreement and to perform all the TCL Assumed Liabilities.

(b)	There has been no condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the TCL Assets or the TCL Business in any material respect which has not subsequently been completely repaired, replaced or restored. The TCL Parties have not received notice and have no Knowledge of any pending, threatened or contemplated condemnation proceeding affecting any of the TCL Assets (or any portion thereof) or of any sale or other disposition of any of the TCL Assets (or any portion thereof) in lieu of condemnation.

5.14	Conduct of Business in Ordinary Course. Except as necessary or reasonably advisable in connection with the transactions contemplated under the Transaction Documents, since December 31, 2003, the TCL Parties have conducted the TCL Business only in the Ordinary Course of the TCL Business and, without limiting the generality of the foregoing, have not:

(a)	made any material increase in compensation payable to any of the employees of the TCL Business, or any material change in personnel policies, insurance benefits, Employee Plans or other compensation arrangements affecting the employees of the TCL Business;

(b)	made any sale, conveyance, assignment, lease or other transfer of any of the TCL Assets (other than the TCL Excluded Assets, Finished Goods, obsolete assets no longer usable or other assets sold or disposed of in the Ordinary Course of the TCL Business with suitable replacements being obtained therefor as necessary for the continued operation of the TCL Business);

(c)	made any offers to customers of the TCL Business to provide any services to such customers at rates substantially below the standard rates charged by the TCL Group Members;

(d)	made any offers to customers of the TCL Business to pay substantial incentives, or actually paid substantial incentives, to such customers in order to induce them to use any services of the TCL Business; or

(e)	taken any action which, if taken after the date hereof, would be prohibited by Section 7.1(a).

5.15	No Material Adverse Change. Since June 30; 2003, there has been no Material Adverse Change in the TCL Business.

5.16	Legal Actions and Orders. Except as set forth on Schedule 5.16(a) of the Disclosure Letter, there are no legal actions in progress, pending or, to the Knowledge of the TCL Parties, threatened, against the TCL Parties, any of their respective Subsidiaries or their respective directors, officers, or employees, or their respective directors, officers or employees which may have a Material Adverse Effect on the TCL Business, the TCL Assets or the TCL Transferred Shares. Neither any Relevant TCL Company, the TCL Business, any of the TCL Assets nor the TCL Transferred Shares are subject to any Orders which may have a Material Adverse Effect on the TCL Business, the TCL Assets or the TCL Transferred Shares.

5.17	Commercial Relationships. The relationships of TCL Group Members with their respective material customers, suppliers and landlords in the TCL Business are good commercial working relationships and no such customer, supplier or landlord has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with a TCL Group Member or has during the last one (1) year decreased or limited materially, or threatened to decrease or limit materially, its services, supplies or materials to a TCL Group Member or its usage of a TCL Group Member’s services in connection with the TCL Business except any cancellation, decrease or limit that, together with all other such cancellations, decreases or limits, is not reasonably expected to have a Material Adverse Effect on the TCL Business. The TCL Parties do not have any written notice nor, to the Knowledge of the TCL Parties, any oral notice, that any such customer, supplier or landlord intends to cancel or otherwise modify its relationship with a TCL Group Member or to materially decrease or limit its services, supplies or materials to a TCL Group Member or its usage of the services of a TCL Group Member except any cancellation, decrease or limit that, together with all other such cancellations, decreases or limits, is not reasonably expected to have a Material Adverse Effect on the TCL Business.

5.18	Financial Statements.

(a)	Completeness of Financial Statements. The TCL Financial Statements set forth true, correct and complete copies of the unaudited financial statements of the TCL Business, containing a balance sheet, statement of operating income and statement of operating cash flows as at and for the relevant periods ended the relevant TCL Financial Statements Date. The TCL Financial Statements comply in all material respects with applicable accounting requirements and have been prepared in accordance with Hong Kong GAAP consistently applied throughout the periods involved and properly adjusted as specifically set forth in the footnotes of such TCL Financial Statements.

(b)	Standalone Financial Statements. The TCL Financial Statements present fairly and properly the combined financial condition of the TCL Business as at their respective TCL Financial Statements Dates, on a standalone basis, and the combined financial operating results of the operations of the TCL Business during the respective periods then ended, on a standalone basis. The TCL Financial Statements reflect a fair, proportionate and proper allocation of common costs incurred by the TCL Group for shared goods, services and rights a part of which have been used or consumed in relation to the TCL Business and such allocation also complies with Hong Kong GAAP.

(c)	Provisions and Reserves. The TCL Financial Statements disclose and make full provision or reserve in accordance with Hong Kong GAAP for (i) all Liabilities of the TCL Group in relation to the TCL Business, (ii) all Taxes of the TCL Group in relation to the TCL Business, including deferred or provisional taxation in respect of the accounting period ended on or before the relevant Financial Statements Date for which a TCL Group Member was then or could reasonably be expected at any time thereafter to become or have become liable in relation to the TCL Business, including Taxes: (x) on or in respect of or by reference to the profits, gains or income for any period ended on or before the relevant TCL Financial Statements Date; or (y) in respect of any event before the relevant TCL Financial Statements Date, including distributions made and charges on profits, income or TCL Assets on or before such date; (iii) all debts to a TCL Group Member in relation to the TCL Business which the TCL Group considers to be or which Hong Kong GAAP requires to be treated as bad and doubtful debts.

(d)	Debts, Receivables and Inventory. All of the book debts and Accounts Receivable of the TCL Business, whether shown in the TCL Financial Statements or arising since the TCL Financial Statements Date, are valid and enforceable and have realized or will in the aggregate realize the nominal amount thereof. Each of the (a) Finished Goods and (b) Raw Materials Primarily Related to the TCL Business is valued in the books and accounts of the TCL Group according to Hong Kong GAAP.

(e)	Depreciation. The basis of depreciation adopted in the TCL Financial Statements in respect of fixed assets has been consistently applied in the TCL Financial Statements. The rate of depreciation adopted in the TCL Financial Statements is according to Hong Kong GAAP.

(f)	Profits and Losses. The profits and losses of the TCL Business shown by the TCL Financial Statements in respect of the period covered by such TCL Financial Statements have not in any material respect been affected by any unusual or non-recurring or exceptional item, except as expressly and fully and fairly disclosed in the notes to the relevant TCL Financial Statements and the footnotes to the TCL Financial Statements express fully and fairly all unusual or non-recurring or exceptional items.

(g)	Special Financial Arrangements. The TCL Group has not factored any of the debts of the TCL Business or entered into any off-balance sheet or other financing arrangement of a type which is not or would not be required to be shown or reflected in the TCL Financial Statements.

5.19	Capitalization.

(a)	The authorized capital stock of each of the TCL Transferred Subsidiaries is set out in Schedule 5.19 of the Disclosure Letter.

(b)	There are no shares of capital stock or other securities of the TCL Transferred Subsidiaries (i) reserved for issuance or (ii) subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or instruments outstanding or in effect giving any Person the right to acquire any shares of capital stock or other securities of the TCL Transferred Subsidiaries or any commitments of any character relating to the issued or unissued capital stock or other securities of the Company or TCL Transferred Subsidiary. No TCL Transferred Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the TCL Transferred Subsidiary on any matter.

(c)	TCL International is and shall be on the Closing Date, immediately prior to the Closing, the sole legal and beneficial owner and holder of all the outstanding capital stock of the Company, free and clear of any Encumbrances.

5.20	Taxes and Tax Returns. Except as set forth in Schedule 5.20 of the Disclosure Letter:

(a)	Tax Returns. Each TCL Group Member has timely filed or caused to be filed all Tax Returns that relate in whole or in part to the TCL Transferred Subsidiaries or the TCL Business which are required to be filed by it or them on or before the date hereof, all such Tax Returns are true, correct and complete in all material respects, and the TCL Parties have paid, or provided adequate reserves, for all deficiencies or other assessments of Tax owed by it or any other TCL Group Member on or prior to the Closing Date (whether or not shown on any Tax Return), except for any matters contested in good faith. No unassessed Tax deficiency has been proposed or threatened against such TCL Group Member or any other TCL Group Member that relates in any manner to the TCL Business. No audit of any Tax Return of such TCL Group Member has been proposed or is in progress or, to the Knowledge of the TCL Parties, is threatened, nor has any audit of any such Tax Return been conducted within the previous three (3) taxable years of such TCL Group Member or any other TCL Group Member that relates in any manner to the TCL Business.

(b)	Tax Deficiencies. There are, and after the date of this Combination Agreement will be, no Tax deficiencies (including penalties and interest) of any kind assessed against the TCL Transferred Subsidiaries or relating to the TCL Business with respect to any period prior to the Closing of a character or nature that would result in any Encumbrance on any of the TCL Assets or on the Company’s title or use of the TCL Assets or that would result in any claim against the Company or its Subsidiaries (including the TCL Transferred Subsidiaries).

(c)	Tax Jurisdictions. No claim has ever been made by a taxing authority in a jurisdiction where either TCL Party does not currently file Tax Returns that a TCL Group Member is or may be subject to taxation by such jurisdiction in relation to the TCL Business.

(d)	Deductions and Withholdings. Each TCL Group Member has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it or in respect of the TCL Business which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld.

(e)	Transfer Pricing. All agreements and arrangements entered into by the TCL Transferred Subsidiaries and/or between TCL Group Members in relation to the TCL Business have been entered into and effected on an arm’s length basis and in accordance with the transfer pricing principles, laws and documentation requirements applied by Taxing authorities in all relevant jurisdictions.

(f)	Tax Conditions. To the Knowledge of the TCL Parties, there are no circumstances (including the transactions contemplated by the Transaction Documents) that may result in a material imposition, re-assessment, loss of concession or benefit (including a Tax loss), clawback of or increase in Tax applicable to the TCL Transferred Subsidiaries or in relation to the TCL Business. There has been no material change in any Applicable Law relating to the Tax imposed on the TCL Transferred Subsidiaries or in relation to the TCL Business and, to the Knowledge of the TCL Parties, no such change is currently proposed. No gain or loss from deferred intercompany transactions of the TCL Transferred Subsidiaries or in respect of the TCL Business will be triggered by the transactions contemplated by the Transaction Documents.

(g)	Tax Avoidance Transactions. In relation to the TCL Business, no TCL Group Member has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in a liability for Tax in respect of the TCL Business.

(h)	Tax Agreements and Rulings. No TCL Group Member is a party to or bound by any Tax sharing agreement or Tax allocation agreement in respect of the TCL Business. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings for any taxable year or period for which the statute of limitations have not expired have been entered into or issued by any Taxing authority in relation to the TCL Business that would impact the amount of Tax liability of the Company Group or TCL Transferred Subsidiaries after the Closing Date.

(i)	Tax Records. The Books and Records of TCL Group Members in relation to the TCL Business as transferred to the Company hereunder give a true and fair view in accordance with Hong Kong GAAP of all transactions entered into by the applicable TCL Group Member or to which it has been a party for the purposes of the assessment of Tax in respect of the TCL Business.

(j)	Reporting Requirements. The TCL Group Members have complied in full with all of their reporting obligations to each relevant Tax authority in connection with benefits provided to any TCL Employee.

5.21	Securities Filings. TCL International has timely filed with The Stock Exchange of Hong Kong Limited, and has made available to Thomson, correct and complete copies of all forms, reports, schedules, statements and other documents required to be filed by TCL International with The Stock Exchange of Hong Kong Limited since January 1, 2001 (collectively, including any documents filed with The Stock Exchange or Hong Kong Limited subsequent to the date hereof and prior to the Closing, the “TCL International HKSE Reports”). TCL International HKSE Reports (a) were, or will be, prepared in accordance with the requirements of Applicable Laws and (b) did not, or will not, at the time they were, or are, filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.

5.22	Books and Records. The Books and Records of TCL International and the TCL Business have been and are being maintained in accordance with all applicable legal and accounting requirements in all material respects.

5.23	Liabilities. To the Knowledge of the TCL Parties, there are no material Liabilities of the TCL Business, which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under the GAAP in Hong Kong, other than:

(a)	Liabilities disclosed in the consolidated balance sheet of the TCL Business as of December 31, 2003 and the footnotes thereto; and

(b)	Liabilities incurred since December 31, 2003 in the Ordinary Course of the TCL Business that do not cause the total liabilities of the TCL Business, determined consistent with the balance sheet attached as Schedule 5.18, to increase above the level as of December 31, 2003, and which would not be reasonably expected to have a Material Adverse Effect on the TCL Business.

5.24	Insurance and Bonds. Schedule 5.24 of the Disclosure Letter sets forth a true, correct and complete list of all material insurance policies of the TCL Parties which insure the TCL Business or any of the TCL Assets, and a true, correct and complete list of all letters of credit, surety bonds and performance bonds required to be obtained by the TCL Parties in connection with the TCL Business. Such insurance policies are in adequate amounts and cover risks customarily insured against by businesses of the type similar to the TCL Business. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such insurance policy.

5.25	Other Transactions. Neither the TCL Parties nor any of their Affiliates is a party to any contract, commitment or other agreement, whether written, oral or implied, relating to any Alternative Transaction.

5.26	Environmental Matters.

(a)	Except as would not be reasonably expected to have a Material Adverse Effect on the TCL Business, TCL Group Members and, to the

Knowledge of the TCL Parties, their respective predecessors are and have been in compliance with:

(i)	all Applicable Laws relating to (A) pollution, contamination, protection of the environment, health and safety as it relates to any Hazardous Substance or sanitation, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and

(ii)	all applicable Orders relating to Environmental Matters (collectively with all Applicable Laws relating to Environmental Matters, “Environmental Laws”).

(b)	Except as would not be reasonably expected to have a Material Adverse Effect on the TCL Business, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans relating to the TCL Business:

(i)	that have given rise or could reasonably be expected to give rise to any Liabilities of TCL Corp, TCL International or their respective Subsidiaries or any Company Group Member under any Environmental Laws;

(ii)	that have required or could reasonably be expected to require a TCL Group Member or any Company Group Member to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”); or

(iii)	that have formed or, to the Knowledge of the TCL Parties, could reasonably be expected to form the basis of any legal action against or involving any TCL Group Member or any Company Group Member arising out of or relating to any Environmental Matters.

(c)	Neither the TCL Parties nor any of their Subsidiaries has received any notice or other communication in relation to the TCL Business: (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any environmental permits; or (iii) that any of them is requested or required by any Governmental Authority to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

5.27	Intellectual Property.

(a)	Except as set forth in Schedule 5.27(a), the TCL Group owns, or is licensed or otherwise possesses legally enforceable rights to use (to the extent and in the form held by the TCL Group) all Contributed Intellectual Property and Licensed Intellectual Property that is used in the conduct of the TCL Business, except for any such Intellectual Property the failure to own, be licensed or possess which, individually or in the aggregate, would not reasonably likely to have a Material Adverse Effect on the TCL Business; and Schedule 2.1(a)(iii) sets forth a complete list of all registered or material Contributed Intellectual Property and material Licensed Intellectual Property owned by a third party, along with an indication of which member of the TCL Group has such Intellectual Property and, to the extent possible, the licensor of such Licensed Intellectual Property.

(b)	Except as disclosed in Schedule 5.27(b) of the Disclosure Letter or as is not reasonably likely to have a Material Adverse Effect on the TCL Business:

(i)	no TCL Group Member is, or will be as a result of the execution and delivery of this Combination Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which it is a party and pursuant to which it is authorized to use any Licensed Intellectual Property owned by a third party;

(ii)	to the Knowledge of the TCL Parties, all Patents, registered Trademarks, and Copyrights held by any TCL Group Member are valid, enforceable and subsisting;

(iii)	to the Knowledge of the TCL Parties, there is no material unauthorized use, infringement or misappropriation of any of the Contributed Intellectual Property or Licensed Intellectual Property of by any third party, including any employee or former employee of any TCL Group Member; and

(iv)	to the Knowledge of the TCL Parties, no TCL Group Member is a party to any agreement that would, as a result of the

Closing, obligate Thomson or any of its Affiliates or the Company to cross license to any third party any Intellectual Property of Thomson or of its any Affiliates and any Intellectual Property of the Company.

(c)	Except as disclosed in Schedule 5.27(c) or as is not reasonably likely to have a Material Adverse Effect on the Company, the Contributed Intellectual Property and the Licensed Intellectual Property constitute all the Intellectual Property necessary to continue the operation of the TCL Business by the Company in the same manner as immediately prior to Closing.

5.28	Antitrust. To the Knowledge of the TCL Parties, none of the TCL Group Members has received, in any jurisdiction, a complaint under or referring to the provision or regulation of any fair trading or anti-trust or similar legislation or regulations in any jurisdiction (all such legislation and regulations to be referred to as “Antitrust Rules”) or is the subject of any ongoing investigation under the Antitrust Rules or been the addressee of or party to any decision, judgment, undertaking or settlement relating to the Antitrust Rules (excluding undertakings or settlements given to Governmental Authorities in the context of merger review proceedings).

5.29	Insolvency. No Order has been made and no resolution has been passed for the winding up of any Relevant TCL Company or for a provisional liquidator to be appointed in respect of any of any Relevant TCL Company and no petition has been presented and no meeting has been convened for the purpose of winding up any Relevant TCL Company. No receiver has been appointed in respect of any Relevant TCL Company or any of the TCL Assets. None of the Relevant TCL Companies has commenced any other proceeding for itself under any bankruptcy, reorganization, composition, work-out arrangement, adjustment of debt, release of debtors or similar law, and no such proceedings have been commenced against such Relevant TCL Company. No distress, execution or other process has been levied on any of the TCL Assets, and none of the Relevant TCL Companies is insolvent or unable to pay its debts as they become due.

5.30	Broker and Finder. Except for Morgan Stanley whose fees and expenses will be paid by TCL International, TCL Corp and TCL International have not employed any broker, finder, or other agent in connection with the transactions contemplated by this Combination Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

5.31	Disclosure. To the Knowledge of TCL, the representations and warranties contained in this Section 5 as supplemented by TCL’s Disclosure Letter, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the representations and warranties contained in this Section 5 as supplemented by TCL’s Disclosure Letter in light of the circumstances under which they were made, not misleading. No material document relevant to the TCL Business of the type indicated in Schedule 5.31 of the Disclosure Letter exists.

TCL Corp gives no representation or warranty in respect of the TCL International Business, the TCL International Group or TCL International Assets. TCL Corp represents and warrants to TCL International, Thomson and the Company on the terms of Sections 5.1 to 5.31 on the basis that each reference to (a) “TCL International” is to “TCL Corp”, (b) the “TCL Business” is to the “TCL Corp Plants Business”, (c) the “TCL Group” is to the “TCL Corp Group”; and (d) the “TCL International Transferred Subsidiaries” is to the “TCL Corp Transferred Subsidiaries”.

SECTION 6

REPRESENTATIONS AND WARRANTIES OF THOMSON

Thomson represents and warrants to each of TCL Corp, TCL International and the Company that as of the Effective Date and as of the Closing Date (except for representations and warranties made as of a specified date):

6.1	Organization, Standing and Authority. Thomson and each Thomson Group Member that is a Thomson Transferred Subsidiary or which owns or holds a Thomson Asset (“Relevant Thomson Company”) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Relevant Thomson Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Thomson has all requisite power and authority to execute, deliver and perform this Combination Agreement in accordance with its terms. Schedule 6.1 of the Disclosure Letter contains a correct and complete list of each jurisdiction where any of the Relevant Thomson Companies are organized.

6.2	Foreign Qualifications. Each Relevant Thomson Company is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not be reasonably expected to have a Material Adverse Effect on the Thomson Business.

6.3	Authorization and Binding Obligation. The execution and delivery of each of the Transaction Documents by a Thomson Group Member and the performance by Thomson Group Members of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions on the part of such Thomson Group Members. Each of the Transaction Documents has been or will, on or before the Closing Date, have been, duly executed and delivered by each Thomson Group Member that is a party to it and constitutes, or will upon such execution and delivery constitute the legal, valid and binding obligation of that Thomson Group Member, enforceable against that Thomson Group Member in accordance with its terms, except to the extent such enforceability is limited by Enforceability Exceptions.

6.4	Organizational Documents. Thomson has made available to the TCL Parties correct and complete copies of the memorandum and articles of association and bylaws (or the equivalent organizational documents) of each Relevant Thomson Company, in each case as in effect on the date of this Combination Agreement (collectively, the “Thomson Organizational Documents”). The Thomson Organizational Documents are in full force and effect. Minutes of the board meetings and shareholder meetings of each Relevant Thomson Company, as applicable, which have been made available to TCL Corp and TCL International heretofore contain complete and accurate records, in all material respects, of all meetings and other corporate actions of the directors and shareholders of each Relevant Thomson Company, as applicable, and correctly reflect all actions taken by the directors and shareholders of each Relevant Thomson Company, as applicable, since their respective date of incorporation.

6.5	Contracts.

(a)	Schedule 6.5(a) sets forth a true, correct and complete list of all of the Material Contracts of each Thomson Group Member (the “Thomson Material Contracts”) and an indication of which Thomson Material Contracts can be Transferred to a Company Group Member at the Closing.

(b)	Except as set forth on Schedule 6.5(b) of the Disclosure Letter: (i) each Relevant Thomson Company has performed each material term, covenant and condition of each of the Thomson Material Contracts; (ii) no default or any event which, with the giving of notice, the lapse of time, or both, would constitute a default on the part of the Relevant Thomson Company, or to the Knowledge of Thomson, any other party thereto, exists under any of the Thomson Material Contracts; (iii) each of the Thomson Material Contracts is in full force and effect, unimpaired by any acts or omissions of the Relevant Thomson Company, and constitutes the legal, valid and binding obligation of Thomson Company, enforceable against the Relevant Thomson Company in accordance with its terms and, to the Knowledge of Thomson, against any other party thereto, except to the extent such enforceability is limited by the Enforceability Exceptions; (iv) the applicable Relevant Thomson Company is not under any obligation which cannot readily be fulfilled, performed or discharged by it on time and without causing undue expenditures not in the Ordinary Course of the Applicable Business on the part of such Relevant Thomson Company; and (v) none of the other parties thereto has given notice of termination and, to the Knowledge of Thomson, none of the other parties thereto intends to terminate such Material Contract.

(c)	Thomson has made available to TCL Corp, TCL International or the Company true, correct and complete copies of all Thomson Material Contracts, including all amendments, modifications and supplements thereto.

6.6	Non-Contravention. The execution and delivery of each of the Transaction Documents and the performance by Thomson Group Members of the transactions contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the Consent of any Person or the Approval of any Governmental Authority, other than the Consents set forth on Schedule 6.6(a) of the Disclosure Letter and the Approvals set forth on Schedule 6.6(b) of the Disclosure Letter; (b) will not conflict with any of the Thomson Organizational Documents; (c) are not prohibited or restricted by any Employee Plan or Collective Bargaining Agreement of a Thomson Group Member; (d) will not conflict with, result in a breach or violation of, or constitute a default under any applicable Order; (e) subject to obtaining the Consents set forth on Schedule 6.6(a) of the Disclosure Letter and the Approvals set forth on Schedule 6.6(b) of the Disclosure Letter, will not conflict with, result in a breach or violation of, or constitute a default under any of the Thomson Assets (including any of the Thomson Material Contracts) except for any conflict, breach, violation or default that, together with all other such conflicts, breaches, violations or defaults, would not reasonably be expected to have a Material Adverse Effect on the Thomson Business; (f) is not reasonably expected to result in, after taking into account the operation of Sections 3.7 and 3.9, termination, amendment, cancellation or acceleration of any significant right or significant obligation of a Thomson Group Member (including any significant right or obligation of a Thomson Group Member under any of the Thomson Material Contracts) Primarily Related to the Thomson Business (except for any termination, amendment, cancellation or acceleration of such right or obligation under any Thomson Material Contract as a result of the Transfer of the Thomson Business to the Company would not be reasonably expected to have a Material Adverse Effect on the Thomson Business); (g) will not result in a Material Adverse Effect on the Thomson Business; and (h) will not result in the creation of any Encumbrance upon any of the Thomson Assets, other than Permitted Encumbrances.

6.7	Licenses; Compliance with Applicable Laws.

(a)	Except for the Non-Transferable Thomson Licenses, each Thomson Group Member is in possession of all Licenses necessary for it to own, lease and operate its properties and assets or to carry on the Thomson Business as it is now being conducted, and all such Licenses are in full force and effect, except where the failure, when taken together with all other failures, would not be reasonably expected to have a Material Adverse Effect on the Thomson Business. No suspension or cancellation of any of Licenses is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Combination Agreement, except such pending, threatened suspension or cancellation would not be reasonably expected to have a Material Adverse Effect on the Thomson Business. The failure of Non-Transferable Thomson Licenses to be held by a Thomson Group Member would not be reasonably expected to have a Material Adverse Effect on the Thomson Business after the Closing.

(b)	No Thomson Group Member is in conflict with, or in default or violation of, (i) any Applicable Laws applicable to the Thomson Business or by which any of Thomson Transferred Shares or Thomson

Assets are bound or (ii) any Licenses, except where the conflict, default or violation, when taken together with all other such conflicts, defaults or violations, would not be reasonably expected to have a Material Adverse Effect on the Thomson Business.

6.8	Real Property.

(a)	Owned Real Property.

(i)	Thomson has furnished TCL Corp, TCL International or the Company with true, correct and complete copies of all title documents for Thomson Owned Real Property that is material to the Thomson Business. Thomson and its Subsidiaries have good and marketable title to, all such Thomson Owned Real Property, except as would not be reasonably expected to have a Material Adverse Effect on the Thomson Business. Neither Thomson’s nor any of its Subsidiaries’ ownership in any Thomson Owned Real Property is subject to any Encumbrances, except for (A) Permitted Encumbrances, and (B) Encumbrances that would not be reasonably expected to have a Material Adverse Effect on the Thomson Business.

(ii)	Schedule 3.1(b)(i) sets forth a complete list of all Owned Real Property of any Thomson Group Member that is Primarily Related to the Thomson Business;

(b)	Leased Real Property.

(i)	Thomson has furnished TCL Corp, TCL International or the Company with true, correct and complete copies of all lease documents for Thomson Leased Real Property, including all modifications, amendments and supplements thereto. Each such lease is in full force and effect, unimpaired by any acts or omissions of a Thomson Group Member, and constitutes the legal, valid and binding obligation of a Thomson Group Member, enforceable against that Thomson Group Member and, to the Knowledge of Thomson, against any other party thereto, except to the extent such enforceability is limited by the Enforceability Exceptions. All rent and other sums and charges payable by a Thomson Group Member as tenant thereunder are current, no notice of default or termination under any lease is outstanding, no termination event or condition or uncured default on the part of a Thomson Group Member or, to the Knowledge of Thomson, the landlord, exists under any lease, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute such a default or termination event or condition. Thomson Group Members own the leasehold interests under such lease free and clear of all Encumbrances, other than Permitted Encumbrances, and have not entered into any Contract to assign any of the leasehold interests. Thomson Group

Members have not subleased, sublicensed or given any other Person the right to use or occupy any of the Thomson Leased Real Property. Thomson has no Knowledge of any pending or contemplated material increase in the rent or other sums and charges payable by a Thomson Group Member under any lease covering such Thomson Leased Real Property.

(ii)	Schedule 3.1(b)(ii) sets forth a complete list of all Leased Real Property of any Thomson Group Member that is Primarily Related to the Thomson Business;

(c)	Entire Premises, No Other Real Property. Except as set forth on Schedule 6.8(c) of the Disclosure Letter, all of the real property used by Thomson Group Members in connection with the Thomson Business is included in the Thomson Owned Real Property and the Thomson Leased Real Property.

(d)	Mechanics’ Liens and Other Encumbrances. Thomson Group Members do not owe any money to any architect, contractor, subcontractor or material supplier for labor or materials performed, rendered or supplied to or in connection with any Thomson Owned Real Property or Thomson Leased Real Property relating to the Thomson Business within the past nine months. There is no work being done at or materials being supplied to any parcel of Thomson Owned Real Property or Thomson Leased Real Property relating to the Thomson Business other than routine maintenance projects having an aggregate cost through completion of not more than Euro 1 million.

6.9	Personal Property.

(i)	Thomson Group Members have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them that are part of the Thomson Assets, except where the failure, when taken together with all other such failure, would not be reasonably expected to have a Material Adverse Effect on the Thomson Business. No Thomson Group Member’s ownership of or leasehold interest in any such personal assets is subject to any Encumbrances, except for (A) Permitted Encumbrances and (B) other Encumbrances that would not be reasonably expected to have a Material Adverse Effect on the Thomson Business.

(ii)	Schedule 3.1(b)(iii) sets forth a complete list of all Fixtures and Equipment of any Thomson Group Member that is Primarily Related to the Thomson Business;

6.10	Title to Other Assets. In addition to as set forth in Sections 6.8 and 6.9, Thomson owns outright and has good title to or can enjoy the benefits and rights exclusively under all other Thomson Assets (including the Thomson Transferred Shares but excluding, for the avoidance of doubt, any Contributed Intellectual Property or Licensed Intellectual Property), free and clear of any Encumbrances.

6.11	Employees. Schedule 6.11(a) of the Disclosure Letter sets forth a list of all of the senior officers and key employees of the Thomson Business as of the date hereof, (b) numbers and categories of all other Thomson Employees, and (c) the wages, salaries and compensation benefits of the foregoing as of December 31, 2003. Except as set forth on Schedule 6.11(b), no Thomson Group Member is a party to any Collective Bargaining Agreement that would reasonably be expected to have a Material Adverse Effect on the Thomson Business. There are no existing or, to the Knowledge of Thomson, threatened, Labor Problems involving employees of any Thomson Group Member that would be reasonably expected to have a Material Adverse Effect on the Thomson Business, nor have there been any Labor Problems or, to the Knowledge of Thomson, threatened Labor Problems that would be reasonably expected to have a Material Adverse Effect on the Thomson Business at any time during the last two (2) years.

6.12	Employee Plans. All material Employee Plans applicable to the Thomson Employees are disclosed in Schedule 6.12 of the Disclosure Letter. Other than the Employee Plans set forth in Schedule 6.12 of the Disclosure Letter, there are no other material Employee Plans of the Thomson Group that will apply to the Thomson Employees after the Closing. All material retention arrangements with senior employees relating to the Transaction Documents have been disclosed.

6.13	Condition and Suitability of Assets.

(a)	Except with regard to any Intellectual Property, the Thomson Assets: (i) constitute all the assets used or held for use by Thomson Group Members in connection with the Thomson Business, other than the Excluded Assets; (ii) are in good and working order and in a state of reasonable maintenance and repair (subject to normal wear and tear); (iii) are complete and suitable for the uses for which they are intended; (iv) will permit the Company to comply in all material respects with the Applicable Laws applicable to the Thomson Business; and (v) will permit the Company to conduct the Thomson Business substantially as it is being conducted on the date of this Combination Agreement and to perform all the Thomson Assumed Liabilities.

(b)	There has been no condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Thomson Assets or the Thomson Business in any material respect which has not subsequently been completely repaired, replaced or restored. Thomson has not received notice and has no Knowledge of any pending, threatened or contemplated condemnation proceeding affecting any of the Thomson Assets (or any portion thereof) or of any sale or other disposition of any of the Thomson Assets (or any portion thereof) in lieu of condemnation.

6.14	Conduct of Business in Ordinary Course. Except as set forth in Schedule 6.14 of the Disclosure Letter hereto or otherwise as necessary or reasonably advisable in connection with the transactions contemplated under the Transaction Documents, since December 31, 2003, Thomson has conducted the Thomson Business only in the Ordinary Course of the Thomson Business and, without limiting the generality of the foregoing, has not:

(a)	made any material increase in compensation payable to any of the employees of the Thomson Business, or any material change in personnel policies, insurance benefits, Employee Plans or other compensation arrangements affecting the employees of the Thomson Business except for the incentives paid to certain employees set forth in Schedule 6.14(a) of the Disclosure Letter;

(b)	made any sale, conveyance, assignment, lease or other transfer of any of the Thomson Assets (other than the Thomson Excluded Assets, Finished Goods, obsolete assets no longer usable or other assets sold or disposed of in the Ordinary Course of the Thomson Business with suitable replacements being obtained therefor as necessary for the continued operation of the Thomson Business);

(c)	made any offers to customers of the Thomson Business to provide any services to such customers at rates substantially below the standard rates charged by Thomson Group Members;

(d)	made any offers to customers of the Thomson Business to pay substantial incentives, or actually paid substantial incentives, to such customers in order to induce them to use any services of the Thomson Business; or

(e)	taken any action which, if taken after the date hereof, would be prohibited by Section 7.1(a).

6.15	No Material Adverse Change. Since the last Thomson Financial Statements Date, there has been no Material Adverse Change in the Thomson Business.

6.16	Legal Actions and Orders. Except as set forth on Schedule 6.16 of the Disclosure Letter, there are no legal actions in progress, pending or, to the Knowledge of Thomson, threatened, against Thomson, any of its Subsidiaries or their directors, officers, or employees which may have a Material Adverse Effect on the Thomson Business, the Thomson Assets or the Thomson Transferred Shares. Neither a Relevant Thomson Company, the Thomson Business, any of the Thomson Assets nor the Thomson Transferred Shares are subject to any Orders which together with all others may have a Material Adverse Effect on the Thomson Business, the Thomson Assets or the Thomson Transferred Shares.

6.17	Commercial Relationships. The relationships of Thomson Group Members with its material customers, suppliers and landlords in the Thomson Business are good commercial working relationships and no such customer, supplier or landlord has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with a Thomson Group Member or has during the last one (1) year decreased or limited materially, or threatened to decrease or limit materially, its services, supplies or materials to a Thomson Group Member or its usage of Thomson Group Member services in connection with the Thomson Business except any cancellation, decrease or limit that together with all other such cancellations, decreases or limits, is not reasonably expected to have a Material Adverse Effect on the Thomson Business. Thomson does not have any written notice nor, to the Knowledge of Thomson, any oral notice, that any such customer, supplier or landlord intends to cancel or otherwise modify its relationship with a Thomson Group Member or to materially decrease or limit its services, supplies or materials to a Thomson Group Member or its usage of the services of Thomson Group Members except any notice of cancellation, modification, decrease or limit that together with all other such cancellations, decreases or limits, is not reasonably expected to have a Material Adverse Effect on the Thomson Business.

6.18	Financial Statements.

(a)	Completeness of Financial Statements. Except to the extent of matters acknowledged in Sections 6.18(c)(i) and 6.18(d), the Thomson Financial Statements set forth true, correct and complete copies of the unaudited financial statements of the Thomson Business, containing a balance sheet, statement of operating income and statement of operating cash flows as at and for the relevant periods ended the relevant Thomson Financial Statements Date. The Thomson Financial Statements comply in all material respects with applicable accounting requirements and have been prepared in accordance with French GAAP consistently applied throughout the periods involved and properly adjusted as specifically set forth in the footnotes of such Thomson Financial Statements.

(b)	Standalone Financial Statements. Except to the extent of matters acknowledged in Sections 6.18(c)(i) and 6.18(d), the Thomson Financial Statements present fairly and properly the combined financial condition of the Thomson Business as at their respective Thomson Financial Statements Dates, on a standalone basis, and the combined financial operating results of the operations of the Thomson Business during the respective periods then ended, on a standalone basis. The Thomson Financial Statements reflect a fair, proportionate and proper allocation of common costs incurred by the Thomson Group for shared goods, services and rights a part of which have been used or consumed in relation to the Thomson Business and such allocation also complies with French GAAP.

(c)	Provisions and Reserves. The Thomson Financial Statements disclose and make full provision or reserve in accordance with French GAAP for (i) all Liabilities of the Thomson Group in relation to the Thomson Business, provided that it is acknowledged that the allocations for marketing and sales accruals (i.e., royalties, advertising and coop advertising), marketing and sales entities employee-related liabilities

(i.e., payroll and related accruals, workers compensation, pensions and other post-employment benefits), and restructuring and legal reserves may not be entirely accurate and complete but such allocations have been made reasonably and in good faith after the exercise of due care and consideration and having made reasonable inquiry of relevant facts and any such inaccuracies or incompleteness, taken as a whole, would not cause the Thomson Financial Statements to be materially inaccurate or incomplete, (ii) all Taxes of the Thomson Group in relation to the Thomson Business, including deferred or provisional taxation in respect of the accounting period ended on or before the relevant Thomson Financial Statements Date for which a Thomson Group Member was then or could reasonably be expected at any time thereafter to become or have become liable in relation to the Thomson Business, including Taxes: (x) on or in respect of or by reference to the profits, gains or income for any period ended on or before the relevant Thomson Financial Statements Date; or (y) in respect of any event before the relevant Thomson Financial Statements Date, including distributions made and charges on profits, income or Thomson Assets on or before such date; (iii) all debts to a Thomson Group Member in relation to the Thomson Business which Thomson considers to be or which French GAAP require to be treated as bad and doubtful debts.

(d)	Debts, Receivables and Inventory. All of the book debts and Accounts Receivable of the Thomson Business, whether shown in the Thomson Financial Statements or arising since the Thomson Financial Statements Date, are valid and enforceable and have realized or will in the aggregate realize the nominal amount thereof. Accounts receivable, accounts payable and other assets and liabilities of Thomson marketing and sales entities have been estimated as a percentage of total respective accounts of the entities from which those amounts have been carved out and are thus allocated balances. Each of the (i) Finished Goods and (ii) Raw Materials Primarily Related to the Thomson Business is valued in the books and accounts of the Thomson Group according to French GAAP.

(e)	Depreciation. The basis of depreciation adopted in the Thomson Financial Statements in respect of fixed assets has been consistently applied in the Thomson Financial Statements. The rate of depreciation adopted in the Thomson Financial Statements is according to French GAAP.

(f)	Profits and Losses. The profits and losses of the Thomson Business shown by the Thomson Financial Statements in respect of the period covered by such Thomson Financial Statements have not in any material respect been affected by any unusual or non-recurring or exceptional item, except as expressly and fully and fairly disclosed in the notes to the relevant Thomson Financial Statements and the footnotes to the Thomson Financial Statements express fully and fairly all unusual or non-recurring or exceptional items.

(g)	Special Financial Arrangements. The Thomson Group has not factored any of the debts of the Thomson Business or entered into any off-balance sheet or other financing arrangement of a type which is not or would not be required to be shown or reflected in the Thomson Financial Statements.

6.19	Capitalization.

(a)	The authorized capital stock of each of the Thomson Transferred Subsidiaries in existence as of the date hereof is set out in Schedule 6.19 of the Disclosure Letter.

(b)	There are no shares of capital stock or other securities of Thomson Transferred Subsidiaries (i) reserved for issuance or (ii) subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or instruments outstanding or in effect giving any Person the right to acquire any shares of capital stock or other securities of the Thomson Transferred Subsidiaries or any commitments of any character relating to the issued or unissued capital stock or other securities of the Thomson Transferred Subsidiary. No Thomson Transferred Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Thomson Transferred Subsidiary on any matter.

6.20	Taxes and Tax Returns. Except as set forth in Schedule 6.20 of the Disclosure Letter:

(a)	Tax Returns. Each Thomson Group Member has timely filed or caused to be filed all Tax Returns that relate in whole or in part to the Thomson Transferred Subsidiaries or the Thomson Business which are required to be filed by it or them on or before the date hereof, all such Tax Returns are true, correct and complete in all material respects, and Thomson has paid, or provided adequate reserves, for all deficiencies or other assessments of Tax owed by it or any other Thomson Group Member on or prior to the Closing Date (whether or not shown on any Tax Return), except for any matters contested in good faith. No unassessed Tax deficiency has been proposed or threatened against Thomson or any other Thomson Group Member that relates in any manner to the Thomson Business. No audit of any Tax Return of Thomson has been proposed or is in progress or, to the Knowledge of Thomson, is threatened, nor has any audit of any such Tax Return been conducted within the previous three (3) taxable years of Thomson or any other Thomson Group Member that relates in any manner to the Thomson Business.

(b)	Tax Deficiencies. There are, and after the date of this Combination Agreement will be, no Tax deficiencies (including penalties and interest) of any kind assessed against the Thomson Transferred Subsidiaries or relating to the Thomson Business with respect to any period prior to the Closing of a character or nature that would result in any Encumbrance on any of the Thomson Assets or on the Company’s title or use of the Thomson Assets or that would result in any claim against the Company or its Subsidiaries (including the Thomson Transferred Subsidiaries).

(c)	Tax Jurisdictions. No claim has ever been made by a taxing authority in a jurisdiction where Thomson does not currently file Tax Returns that a Thomson Group Member is or may be subject to taxation by such jurisdiction in relation to the Thomson Business.

(d)	Deductions and Withholdings. Each Thomson Group Member has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it or in respect of the Thomson Business which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld.

(e)	Transfer Pricing. All agreements and arrangements entered into by the Thomson Transferred Subsidiaries and/or between Thomson Group Members in relation to the Thomson Business have been entered into and effected on an arm’s length basis and in accordance with the transfer pricing principles, laws and documentation requirements applied by Taxing authorities in all relevant jurisdictions.

(f)	Tax Conditions. To the Knowledge of Thomson, there are no circumstances (including the transactions contemplated by the Transaction Documents) that may result in a material imposition, re-assessment, loss of concession or benefit, clawback of or increase in Tax applicable to the Thomson Transferred Subsidiaries or in relation to the Thomson Business. There has been no material change in any Applicable Law relating to the Tax imposed on the Thomson Transferred Subsidiaries or in relation to the Thomson Business and, to the Knowledge of Thomson no such change is currently proposed. No gain or loss from deferred intercompany transactions of the Thomson Transferred Subsidiaries or in respect of the Thomson Business will be triggered by the transactions contemplated by the Transaction Documents.

(g)	Tax Avoidance Transactions. In relation to the Thomson Business, no Thomson Group Member has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in a liability for Tax in respect of the Thomson Business.

(h)	Tax Agreements and Rulings. No Thomson Group Member is a party to or bound by any Tax sharing agreement or Tax allocation agreement in respect of the Thomson Business. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings for any taxable year or period for which the statute of limitations have not expired have been entered into or issued by any Taxing authority in relation to the Thomson Business that would impact the amount of Tax liability of the Company Group or Thomson Transferred Subsidiaries after the Closing Date.

(i)	Tax Records. The Books and Records of Thomson Group Members in relation to the Thomson Business as transferred to the Company hereunder give a true and fair view in accordance with French GAAP of all transactions entered into by the applicable Thomson Group Members or to which it has been a party for the purposes of the assessment of Tax in respect of the Thomson Business.

(j)	Reporting Requirements. The Thomson Group Members have complied in full with all of their reporting obligations to each relevant Tax authority in connection with benefits provided to any Thomson Employee.

6.21	Books and Records. The Books and Records of the Thomson Business have been and are being maintained in accordance with all applicable legal and accounting requirements in all material respects.

6.22	Liabilities. To the Knowledge of Thomson, there are no material Liabilities of the Thomson Business which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under the GAAP in France, as consistently applied by Thomson, other than:

(a)	Liabilities disclosed in the consolidated balance sheet of the Thomson Business as of December 31, 2003 and the footnotes thereto provided that it is acknowledged that the allocations for marketing and sales accruals (i.e., royalties, advertising and coop advertising), marketing and sales entities employee-related liabilities (i.e., payroll and related accruals, workers compensation, pensions and other post-employment benefits), and restructuring and legal reserves may not be entirely accurate and complete but such allocations have been made reasonably and in good faith after the exercise of due care and consideration and having made reasonable inquiry of relevant facts and any such inaccuracies or incompleteness, taken as a whole, would not cause the Thomson Financial Statements to be materially inaccurate or incomplete; and

(b)	Liabilities incurred since December 31, 2003 in the Ordinary Course of the Thomson Business that do not cause the total liabilities of the Thomson Business, determined consistent with the balance sheet attached as Schedule 6.18, to increase above the level as of December 31, 2003, and which would not have a Material Adverse Effect on the Thomson Business.

6.23	Insurance and Bonds. Schedule 6.23 of the Disclosure Letter sets forth a true, correct and complete list of all material insurance policies of Thomson which insure the Thomson Business or any of the Thomson Assets, and a true, correct and complete list of all letters of credit, surety bonds and performance bonds required to be obtained by Thomson in connection with the Thomson Business. Such insurance policies are in adequate amounts and cover risks customarily insured against by businesses of the type similar to the Thomson Business. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such insurance policy.

6.24	Other Transactions. Neither Thomson nor any of its Affiliates is a party to any contract, commitment or other agreement, whether written, oral or implied, relating to any Alternative Transaction.

6.25	Environmental Matters.

(a)	Except as would not be reasonably expected to have a Material Adverse Effect on the Thomson Business, Thomson Group Members and, to the Knowledge of Thomson, their respective predecessors are and have been in compliance with Environmental Laws.

(b)	Except as would not be reasonably expected to have a Material Adverse Effect on the Thomson Business, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans relating to the Thomson Business:

(i)	that have given rise or could reasonably be expected to give rise to any Liabilities of Thomson or any of its Subsidiaries under any Environmental Laws;

(ii)	that have required or could reasonably be expected to require a Thomson Group Member to incur any actual or potential Environmental Costs; or

(iii)	that have formed or, to the Knowledge of Thomson, could reasonably be expected to form the basis of any legal action against or involving Thomson or any of its Subsidiaries arising out of or relating to any Environmental Matters.

(c)	Neither Thomson nor any of its Subsidiaries has received any notice or other communication in relation to the Thomson Business: (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any environmental permits; or (iii) that any of them is requested or required by any Governmental Authority to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

6.26	Intellectual Property.

(a)	Except as set forth in Schedule 6.26(a), Thomson Group owns or is otherwise possesses legally enforceable rights to use (to the extent and in the form held by the Thomson Group) all Contributed Intellectual Property and Licensed Intellectual Property that is used in the conduct of the Thomson Business, except for any Contributed Intellectual Property or Licensed Intellectual Property the failure to own or possess which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Thomson Business; and Schedule 3.1(a)(iii) sets forth a complete list of all registered or material Contributed Intellectual Property and material Licensed Intellectual Property owned by a third party along with an indication of which member of the Thomson Group has such Intellectual Property, and to the extent possible, the licensor of such Licensed Intellectual Property.

(b)	Except as disclosed in Schedule 6.26(b) of the Disclosure Letter or as is not reasonably likely to have a Material Adverse Effect on the Thomson Business:

(i)	no Thomson Group Member is, or will be as a result of the execution and delivery of this Combination Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which it is a party and pursuant to which it is authorized to use any Intellectual Property of any third party;

(ii)	to the Knowledge of Thomson, all Contributed Intellectual Property held by any Thomson Group Member are valid, enforceable and subsisting;

(iii)	to the Knowledge of Thomson, there is no material unauthorized use, infringement or misappropriation of any of the Contributed Intellectual Property by any third party, including any employee or former employee of any Thomson Group Member; and

(iv)	to the Knowledge of TCL, no Thomson Group Member is a party to any agreement that would, as a result of the Closing, obligate Thomson or any of its Affiliates or the Company to cross license to any third party any Contributed Intellectual Property of Thomson or of its any Affiliates or any Intellectual Property of the Company.

(c)	Except as disclosed in Schedule 6.26(c) or as is not reasonably likely to have a Material Adverse Effect on the Company, the Contributed Intellectual Property and the Licensed Intellectual Property constitute all the Intellectual Property necessary to continue the operation of the Thomson Business by the Company in the same manner as immediately prior to Closing.

6.27	Antitrust. To the Knowledge of Thomson, none of the Thomson Group Members has received, in any jurisdiction, a complaint under or referring to the Antitrust Rules or is the subject of any ongoing investigation under the Antitrust Rules or been the addressee of or party to any decision, judgment, undertaking or settlement relating to the Antitrust Rules (excluding undertakings or settlements given to Governmental Authorities in the context of merger review proceedings).

6.28	Insolvency. No Order has been made and no resolution has been passed for the winding up of any Relevant Thomson Company or for a provisional liquidator to be appointed in respect of any of any Relevant Thomson Company and no petition has been presented and no meeting has been convened for the purpose of winding up any Relevant Thomson Company. No receiver has been appointed in respect of any Relent Thomson Company or any of the Thomson Assets. None of the Relevant Thomson Companies has commenced any other proceeding for itself under any bankruptcy, reorganization, composition, work-out arrangement, adjustment of debt, release of debtors or similar law, and no such proceedings have been commenced against such Relevant Thomson Company. No distress, execution or other process has been levied on any of the Thomson Assets, and none of the Relevant Thomson Companies is insolvent or unable to pay its debts as they become due.

6.29	Broker and Finder. Except for Goldman, Sachs & Co., whose fees and expenses will be paid by Thomson, Thomson has not employed any broker, finder, or other agent in connection with the transactions contemplated by this Combination Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

6.30	Disclosure. To the Knowledge of Thomson, the representations and warranties contained in this Section 6 as supplemented by Thomson’s Disclosure Letter, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the representations and warranties contained in this Section 6 as supplemented by Thomson’s Disclosure Letter in light of the circumstances under which they were made, not misleading. No material document relevant to the Thomson Business of the type indicated in Schedule 6.30 of the Disclosure Letter exists.

SECTION 7

COVENANTS

7.1	Conduct of Business Until Closing. Except as contemplated by this Combination Agreement, commencing from the date hereof and until the Closing Date, (a) Thomson shall, with respect to the Thomson Business, (b) TCL Corp shall, with respect to the TCL Corp Plants Business, and (c) TCL International shall, with respect to the TCL International Business, and each shall cause its Subsidiaries to, (x) conduct its operations only in the Ordinary Course of the Applicable Business and with no less diligence and effort than would be applied in the absence of this Combination Agreement and (y) use its reasonable best efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the goodwill of its customers, suppliers and other Persons with whom it has business relationships.

(a)	Negative Covenants. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Combination Agreement, (1) each of TCL International and TCL Corp, with regard to the TCL Business and each Relevant TCL Company (other than TCL Corp and TCL International), and (2) Thomson, with regard to the Thomson Business and each Relevant Thomson Company (other than Thomson), shall not, and shall cause any of its Subsidiaries not to, except in connection with the transactions contemplated by the Transaction Documents or without the prior written consent of the other Parties:

(i)	amend any of the applicable TCL Organizational Documents or Thomson Organization Documents;

(ii)	except for increases in salary, wages and benefits of directors, officers or employees in Ordinary Course of the Applicable Business consistent with past practice or after consultation with the other party as agreed to be reasonably necessary to retain key employees pending Closing, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees, (ii) pay any compensation or benefits not required by any existing Employee Plan or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any Employee Plan, except in each case to the extent required by Applicable Laws;

(iii)	acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any applicable Transferred Assets or Transferred Shares other than (i) the acquisition and sale of inventory, (ii) the disposition of used or excess equipment and (iii) the purchase of raw materials, supplies, equipment and machinery, in each case in the Ordinary Course of the Applicable Business;

(iv)	issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of their capital stock of any class;

(v)	incur, assume or prepay any indebtedness other than in the Ordinary Course of the Applicable Business under existing lines of credit;

(vi)	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

(vii)	make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of the Applicable Business;

(viii)	make any loans to its directors or officers;

(ix)	terminate, cancel or request any material change in any Material Contract, or enter into any Contract that would be material to the Applicable Business, in either case other than in the Ordinary Course of the Applicable Business;

(x)	change its accounting policies or procedures, other than as required by Hong Kong GAAP or French GAAP, as applicable;

(xi)	waive, release, assign, settle or compromise any material rights or legal actions with respect to the Applicable Business;

(xii)	pay, discharge or satisfy any material Liabilities, other than in the Ordinary Course of the Applicable Business;

(xiii)	enter into any Contract that would limit or otherwise restrict itself or any of its Subsidiaries or any of their successors, or that would, after the Closing Date, limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area;

(xiv)	take any action or omit to take any action that causes any material Contributed Intellectual Property to become invalidated, abandoned or dedicated to the public domain;

(xv)	in the case of TCL International and TCL Corp only, (a) materially accelerate or otherwise materially change the payment terms of the Accounts Receivable included in the TCL Assets or (b) materially delay, extend or otherwise change the payment terms of the Accounts Payable included in the TCL Assets;

(xvi)	take any action that could reasonably be expected to result in any representation or warranty of such Party under this Combination Agreement becoming untrue or inaccurate in any material respect or omit to take any action necessary to prevent any such representation or warranty from becoming untrue or inaccurate in any material respect;

(xvii)	authorize, propose or commit or agree to do any of the foregoing; or

(xviii)	make or provide loans to any other Person unless approved or authorized under Applicable Laws, or accept loans made or provided by any Person not approved or authorized to make or provide loans under Applicable Laws.

b)	Affirmative Covenants. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Combination Agreement, (1) each of TCL International and TCL Corp, with regard to the TCL Business and each Relevant TCL Company (other than TCL Corp and TCL International), and (2) Thomson, with regard to the Thomson Business and each Relevant Thomson Company (other than Thomson), shall, and shall cause any of its Subsidiaries to, without the prior written consent of the other Parties:

(i)	maintain all of the TCL Assets and Thomson Assets, as applicable, in good condition (ordinary wear and tear excepted), and use all of the Applicable Assets in a reasonable manner in the Ordinary Course of the Applicable Business;

(ii)	maintain the existing insurance policies on the Applicable Business and the Applicable Assets;

(iii)	maintain the Books and Records in the Ordinary Course of the Applicable Business;

(iv)	comply in all material respects with all Applicable Laws applicable to the Applicable Business and the Applicable Assets;

(v)	use its reasonable best efforts to maintain the employment of all current officers of the Applicable Business and to preserve its current workforce capacity and standard unless otherwise agreed by the Parties;

(vi)	use its reasonable best efforts to preserve for the Company the goodwill of the officers, employees, suppliers, customers, landlords and others having business relations with the Applicable Business;

(vii)	use its reasonable efforts (a) to maintain all of the Contributed Intellectual Property and Licensed Intellectual Property and (b) not to do any act or fail to do any act that would allow such Contributed Intellectual Property and Licensed Intellectual Property to lapse, become abandoned, become dedicated to the public or become unenforceable, except for expirations in the Ordinary Course of the Applicable Business or as would not have a Material Adverse Effect on the Applicable Business;

(viii)	use its reasonable best efforts to facilitate the transfer of the Software to the Company and otherwise to minimize the extent of disruption or threat of disruption to the Applicable Business at and following the Closing;

(ix)	ensure that any insurance proceeds received by it in respect of any loss, damage, impairment, confiscation, condemnation or destruction to or of any of the TCL Assets or Thomson Assets, as applicable, from any cause whatsoever, shall be used (a) in accordance with past practice and (b) to repair, restore or replace such TCL Asset or Thomson Asset, as applicable, for the continued operation of the TCL Business or the Thomson Business, as applicable, in the Ordinary Course of the Applicable Business; and

(x)	(1) in the case of Thomson, continue to make capital expenditures with respect to the Thomson Business and the Thomson Assets in accordance with the capital expenditure budget for the Thomson Business in Schedule 7.1 (b)(x)(1); and (2) in the case of the TCL Parties, continue to make capital expenditures with respect to the TCL Business and the TCL Assets in accordance with the capital expenditure budget for the TCL Business in Schedule 7.1 (b)(x)(2).

(xi)	implement a retention plan agreed between the Parties for the Thomson Employees and the TCL Employees (as applicable) designed to ensure that all senior and otherwise material (including senior managers and research and development staff) Thomson Employees and TCL Employees are retained by the Thomson Business and TCL Business, as applicable.

7.2	Exclusivity. Unless agreed otherwise in writing by the Parties, from the date hereof until the termination of this Combination Agreement, each of Thomson and the TCL Parties agrees to deal exclusively with each other on the transactions contemplated by this Combination Agreement, and shall terminate any on-going discussions with any other Person that are inconsistent or incompatible with the transactions contemplated by this Combination Agreement, and shall ensure that it will not, and will cause its Representatives not to, (i) contact, discuss, negotiate or enter into any agreement or understanding with any Person (other than Thomson or the TCL Parties, as the case may be), or (ii) encourage (including by way of furnishing information) or take any action to facilitate any inquiry or the making of any proposal by any Person (other than the other Parties), in any manner, directly or indirectly, with respect to any of the following (each an “Alternative Transaction”):

(a)	in the case of Thomson: (i) a direct or indirect sale, merger, business combination, joint venture, or other similar transaction by Thomson or any of its Affiliates, involving all or any material part of the Thomson Television Business to any Person other than the TCL Parties (or their Affiliates) or another Thomson Affiliate; (ii) the licensing or transfer of any of the Thomson trademarks “Thomson” or “RCA” for the manufacture or sale of Televisions in the United States, Canada or Europe to any Person other than the TCL Parties or their Affiliates or an existing Affiliate of Thomson; (iii) except for the acquisition of the remaining interest in Thomson Zhao Wei Multimedia Co Ltd not currently held by any Thomson Group Member, the acquisition by

Thomson of any material equity interest in any entity that is directly or indirectly participating in the manufacture of Televisions in the PRC; and

(b)	in the case of the TCL Parties: (i) except for the acquisition of GoVideo by an Affiliate of the TCL Group, a direct or indirect sale, merger, business combination, joint venture, or other similar transaction by any of the TCL Parties or any of their respective Affiliates, involving all or any material part of the TCL International Television Business to any Person other than Thomson (or its Affiliates) or another Affiliate of any of the TCL Parties; (ii) the licensing or transfer of the TCL Corp trademark “TCL” for the manufacture or sale of Televisions in the PRC to any Person other than Thomson or its Affiliates or an existing Affiliate of TCL International or TCL Corp; and (iii) the acquisition by TCL International or TCL Corp or any of their respective Affiliates of any material equity interest in any entity that is either directly or indirectly participating in the manufacture of Televisions in the United States, Canada or Europe.

(c)	For the avoidance of doubt, an Alternative Transaction does not include:

(i)	any transfer of assets, rights or obligations not intended to be owned by the Company;

(ii)	any transfer by a Party to any other Party of assets, rights or obligations that is specifically contemplated by a Transaction Document;

(iii)	the conduct prior to Closing of (i) the TCL Business or the Thomson Business or (ii) the Thomson or TCL Parties’ business of licensing of trademarks in the Ordinary Course of the Applicable Business; or

(iv)	passive investment in less than 5% of the listed securities of any corporation.

7.3	Other Actions. TCL International, TCL Corp, the Company and Thomson shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions set forth in Section 8 of this Combination Agreement not being satisfied or satisfaction of those conditions being delayed, except, in the case of TCL International, to the extent its shareholders do not deliver the Requisite TCL International Vote in accordance with Section 7.7 and this Combination Agreement is terminated in accordance with Section 9.2(d).

7.4	Access to Information; Confidentiality.

(a)	Access to Information

To the extent permitted by Applicable Law, (1) TCL International,

TCL Corp, to the extent relevant to the TCL Business or any Relevant TCL Company, and (2) Thomson, to the extent relevant to the Thomson Business or any Relevant Thomson Company, shall, and shall cause their Subsidiaries, to: (i) provide to the other Parties and their Representatives full access at reasonable times upon prior notice to its officers, employees, agents, premises, properties (including subsurface testing for potential Liabilities related to Environmental Matters), Contracts and Books and Records; (ii) make full disclosure of all material facts and furnish promptly such information concerning the Applicable Business as the other Parties or their Representatives may reasonably request, including additional financial, business, operating and other data and information; and (iii) otherwise cooperate fully with the investigations by the other Parties and their Representatives of the Applicable Business and shall instruct and authorize its outside auditors to permit the other Parties and their Representatives to examine all accounting records and working papers pertaining to the Applicable Business. No investigation conducted under this Section 7.4(a), however, will affect or be deemed to modify any representation or warranty made in this Combination Agreement. Each Party shall observe the foregoing requirements in a manner that shall enable the other Party to review and assess documents in order to satisfy the conditions in Section 8.1.

(b)	Confidentiality Obligations.

(i)	Any information disclosed in connection with the negotiation of or due diligence investigation in relation to this Combination Agreement and the other Transaction Documents or otherwise disclosed pursuant to this Combination Agreement and the other Transaction Documents by one Party (the “Disclosing Party”) or its Representatives to any other Party (the “Receiving Party”) or its Representatives (whether before or after the date hereof) and any information derived by the Receiving Party or its Representative from such information provided are herein referred to as the “Confidential Information” of the Disclosing Party. The TCL Parties hereby agree that for the purposes of this Combination Agreement, its Representatives shall not include Koninklijke Philips Electronics N.V., Matsushita Electronics Corporation or any of their respective Representatives.

(ii)	The Receiving Party agrees that unless otherwise agreed in advance in writing by the Disclosing Party, the Receiving Party shall not, nor shall it permit any of its Representatives to, directly or indirectly, disclose, or permit the disclosure of, (a) the particulars of the Combination or any document or discussions relating to the Combination, including this Combination Agreement and any other Transaction Document; (b) the status of the Combination; (c) the Confidential Information of the Disclosing Party, whether in written, oral, physical or electronic form, including business, accounting, technology, sales, marketing, internal management, financing situation or plan, and other information and materials relating to the Disclosing Party or its Affiliates; (d) the results of the due diligence investigations; or (e) any of the terms, conditions or other information contained in any Transaction Document.

(iii)	The restrictions of clause (ii) above shall not apply to the following disclosure by a Receiving Party: (a) disclosure to its own Representatives by the Receiving Party; (b) disclosure of information that was known to the Receiving Party prior to the date it was received from the Disclosing Party; (c) disclosure of information that becomes generally available to the public not due to the fault of the Receiving Party; (d) disclosure of information that is lawfully obtained by the Receiving Party from a third party not under obligation of confidentiality, directly or indirectly, to the Disclosing Party; (e) disclosure that is required in a judicial or administrative proceeding or as otherwise required by Applicable Law (in which case the Receiving Party shall, to the extent permissible by Applicable Law and consistent with the direction of any Governmental Authority, promptly notify the Disclosing Party in writing so that the Disclosing Party may contest the required disclosure or seek a protective order, and the Receiving Party may disclose only that portion of the Disclosing Party’s Confidential Information that is legally required to be disclosed and shall exercise best efforts to obtain assurance that confidential treatment will be accorded to the Disclosing Party’s Confidential Information); and (f) disclosure in connection with the exercise of the Receiving Party’s rights under Sections 10 (Survival and Indemnification), 11.2 (Arbitration), 11.9 (Remedies) and 11.10 (Specific Performance) of this Combination Agreement (in which case the Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information that is legally required to be disclosed and shall exercise best efforts to ensure that confidential treatment will be accorded to the Disclosing Party’s Confidential Information).

(iv)	The Receiving Party agrees not to use, or allow the use by any of its Representatives of, any portion of the Disclosing Party’s Confidential Information for any purpose other than the purposes contemplated by this Combination Agreement and the other Transaction Documents. Such Confidential Information shall remain the property of the Disclosing Party providing such Confidential Information. The Receiving Party agrees that if the Combination is not consummated or if the Disclosing Party so requests, it shall promptly return to the Disclosing Party or destroy all copies of Confidential Information provided by the Disclosing Party that are in its possession or in the possession of its Representatives, and it shall promptly destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting or based on or derived from any such Confidential Information.

(v)	Each Party shall consult with the other Parties before it makes, or permits any of its Representatives to make, any public announcement or statement with respect to the transactions contemplated by this Combination Agreement and the other Transaction Documents and shall not make, or permit any of its Representatives to make, such public announcement or statement before it obtains a written consent from the other Parties, except (in the reasonable judgment of such Party) as required by Applicable Law or a competent Governmental Authority, in which case the Party required to make the public announcement or statement shall, to the extent permissible by Applicable Law and consistent with the direction of any Governmental Authority, give the other Parties a reasonable opportunity to comment on the proposed disclosure in advance, and each such Party shall review and comment on the proposed disclosure promptly and shall not unreasonably withhold or delay its consent to the disclosure. Immediately following the signing of this Combination Agreement, the Parties, in compliance with this Section 7.4(b)(v), shall make public announcements regarding this Combination Agreement and shall make all such announcements to their respective shareholders and securities exchanges on which their securities are listed as may be required under any Applicable Law.

(vi)	This Section 7.4(b) shall survive the cancellation, rescission, termination, revocation or invalidity declaration of this Combination Agreement for any reason.

7.5	Notices of Certain Events. Each Party shall notify the other Parties as promptly as practicable of (i) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Combination Agreement or other Transaction Documents, to the extent permissible by Applicable Law and consistent with the direction of any Governmental Authority, (ii) any material legal actions threatened or commenced against or otherwise affecting such Party or any of its Subsidiaries or (iii) any event, change, occurrence, circumstance or development between the date of this Combination Agreement and the Closing Date which makes any of the representations or warranties of such Party contained in this Combination Agreement untrue or inaccurate or causes or is reasonably likely to cause any breach of its obligations under this Combination Agreement and other Transaction Documents.

7.6	Shareholders’ Circular and Relevant Announcement. As promptly as practicable after the agreement of the terms of all of the Transaction Documents, TCL International shall prepare a shareholders’ circular (the “Shareholders’ Circular”) for purpose of seeking approval of the shareholders of TCL International for the transactions contemplated by this Combination Agreement and the other Transaction Documents and shall prepare an announcement with respect to such transactions (the “TCL International Announcement”) as required by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited. TCL Parties shall cause the Shareholders’ Circular and the TCL International Announcement to comply as to form and substance in all material respects with the requirements of the Applicable Laws. Each of TCL Corp and Thomson shall furnish all information concerning the Thomson Business and the TCL Corp Plants Business and the TCL Business, as the case may be, as TCL International may reasonably request in connection with the preparation of the Shareholders’ Circular and the TCL International Announcement, provided, however, in no event shall Thomson be obligated to provide any information in the possession or control of Thomson or its Affiliates as TCL International may require to enable it to complete an accurate reconciliation of the financial data provided by Thomson to Hong Kong GAAP. TCL International shall use its reasonable best efforts to distribute, as promptly as practicable after the date hereof as agreed among the Parties, the Shareholders’ Circular to its shareholders.

7.7	Shareholders’ Approval.

(a)	TCL International shall call and hold the shareholders’ meeting of TCL International as promptly as practicable after the mailing of the Shareholders’ Circular, consistent with past practice for the calling of its shareholders’ meeting, for the purpose of obtaining the Requisite TCL International Vote. The board of directors of TCL International shall recommend the approval of all matters necessary for the Requisite TCL International Vote and TCL International shall use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the Combination and other transactions contemplated by the Transaction Documents. To the extent that TCL Corp is permitted under Applicable Law to vote (directly or indirectly) at such shareholders’ meeting of TCL International, TCL Corp shall vote (directly or indirectly) in favor of the approval of the Combination Agreement and other transactions contemplated by the Transaction Documents. TCL International represents to Thomson that, to the best of its Knowledge and with respect to information other than that provided by Thomson, the Shareholders’ Circular will not, at the date of mailing to shareholders and at the time of the shareholders’ meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Thomson represents to TCL International that to the best of its Knowledge the information it provides to TCL International for inclusion in the Shareholder’s Circular, at the date such information is provided to TCL International, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)	As promptly as practicable after the agreement of the terms of all of the Transaction Documents, TCL Corp shall perform all the necessary actions under its articles of association and all Applicable Laws to obtain the Requisite TCL Corp Vote for the approval of the Combination and the other transactions contemplated by this Combination Agreement and other Transaction Documents. The board of directors of TCL Corp shall recommend the approval of all matters necessary for the Requisite TCL Corp Vote and TCL Corp shall use its reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of the Combination and other transactions contemplated by the Transaction Documents.

7.8	Reasonable Best Efforts.

(a)	Upon the terms and subject to the conditions set forth in this Combination Agreement and in accordance with Applicable Laws, each of the Parties to this Combination Agreement shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Section 8 are satisfied and to consummate the transactions contemplated by this Combination Agreement and other Transaction Documents as promptly as practicable. Each of TCL Corp, TCL International and Thomson, as applicable, will use its reasonable best efforts to enable the relevant Company Group Member to obtain any Non-Transferable TCL Licenses. Each of the Parties shall use its reasonable commercial efforts to enable the Company Group Members to operate the Applicable Business after the Closing Date in substantially the same manner as such Applicable Business has been operated as of the date hereof.

7.9	Transaction Documents. Except for the Voting Agreement, each of the Parties hereto agrees, on or prior to the Closing Date, to duly execute each of the Transaction Documents to which it is a Party and duly deliver such duly executed Transaction Document to each other party to such Transaction Document. Each of TCL Corp and Thomson agrees to duly execute and deliver, on the date of the Exchange Closing (as defined under the Exchange Option Agreement), the Voting Agreement in the form attached to the Exchange Option Agreement as of the Exchange Closing.

7.10	Approvals and Consents; Filings; Further Action. Upon the terms and subject to the conditions of this Combination Agreement and in accordance with Applicable Laws, each of the Parties to this Combination Agreement shall use its reasonable best efforts to (i) obtain any Consents and Approvals required in connection with the transactions contemplated by this Combination Agreement and (ii) make any necessary filings and notifications, and thereafter make any other submissions either required or deemed appropriate by each of the Parties to this Combination Agreement, in connection with the transactions contemplated by this Combination Agreement under (A) the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, (B) the HSR Act and anti-trust and competition laws of the jurisdictions set forth in Schedule 6.6(b) of the Disclosure Letter and any other jurisdictions agreed to by the Parties, and (C) any other Applicable Laws. The TCL Parties and Thomson shall cooperate and consult with each other, to the extent permissible by Applicable Law and consistent with the direction of any Governmental Authority, in connection with the making of all such filings and notifications, including by providing copies of all such documents to the non-filing Party and its advisors prior to filing. Neither the TCL Parties nor Thomson shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Combination Agreement and other Transaction Documents at the behest of any Governmental Authority without the consent of the other Parties, which consent shall not be unreasonably withheld. No Party shall be required, in order to enable or facilitate the granting of any Approval by any Governmental Authority or to avoid the delay, modification, challenge or prohibition of the transactions contemplated by this Combination Agreement and other Transaction Documents by any Governmental Authority, to enter into any agreement, settlement or consent order with, or for the benefit of, any Governmental Authority, or give any undertaking or commitment to any Governmental Authority with respect to (a) the sale, lease, or disposal through any other means of any asset (of any nature, business, security or other interest); (b) the making available (by license or otherwise) of any rights relating to any invention, design, trademark or work (whether or not protected by copyright); or (c) the future conduct of a Party or its Affiliates.

7.11	Fees, Costs and Expenses. Each Party shall bear its own expenses in connection with the due diligence, research or investigation prior to entering into this Combination Agreement, the preparation and negotiation of this Combination Agreement and the other Transaction Documents or (except as otherwise provided herein) in connection with its performance under this Combination Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, including all fees and expenses of such Party’s Representatives; provided, that if (a) a TCL Party validly exercises any right to rescind or terminate this Combination Agreement as a result of a breach of this Combination Agreement by Thomson, Thomson shall indemnify the TCL Parties against all expenses incurred by it in connection with carrying out due diligence, research or investigation prior to entering into this Combination Agreement and the other Transaction Documents, preparing and negotiating this Combination Agreement and the other Transaction Documents, fulfilling any condition to this Combination Agreement and the other Transaction Documents, or in connection with Closing, and (b) Thomson validly exercises any right to rescind or terminate this Combination Agreement as a result of a breach of this Combination Agreement by a TCL Party, TCL Corp and TCL International shall jointly and severally indemnify Thomson against all expenses incurred by Thomson Group Members in connection with carrying out due diligence, research or investigation prior to entering into this Combination Agreement and the other Transaction Documents, preparing and negotiating this Combination Agreement and the other Transaction Documents, fulfilling any condition to this Combination Agreement and the other Transaction Documents, or in connection with Closing.

7.12	Transfer of Employees. Prior to and for 6 months after the Closing, Thomson shall use all reasonable efforts to provide information reasonably requested by, and cooperate with, the Company Group Members to establish an operationally efficient transfer of Thomson Employees and to assist Company Group Members to understand the Applicable Law, customs and practice for the Thomson Employees in the jurisdictions in which they are employed and to assist the Company Group Members to resolve any Labor Problems; provided, however, that all expenses incurred by Thomson in connection with this Section 7.12 are promptly reimbursed by the Company Group Members.

7.13	Information. Subject to Applicable Law and contractual restrictions, from and after the Closing, Thomson shall provide to the Company such information as the Company may reasonably request in respect of activities of the Thomson Business that may be reasonably necessary for the Company to plan its operations and conduct its business after the Closing. Thomson on behalf of itself and its Subsidiaries will grant the Company and its Subsidiaries an irrevocable royalty free license to use such information in its business.

7.14	[Reserved]

7.15	Schedules and Initial Transaction Documents. The Parties shall use their respective commercial best efforts in good faith to agree, prior to February 10, 2004, in accordance herewith and with the business principles in the MOU:

(a)	the Disclosure Letters and other Schedules to this Combination Agreement; and

(b)	all of the Initial Documents (other than this Combination Agreement and the Shareholders Agreement),

7.16	Further Transaction Documents. The Parties shall use their commercial best efforts in good faith to agree, prior to February 28, 2004, in accordance herewith and with the business principles in the MOU.

7.17	Closing Date Financial Statements. As soon as practicable after the Closing Date, the TCL Parties shall cause the Company to provide to Thomson financial statements regarding the Company as of the Closing Date as reasonably requested by Thomson to facilitate the preparation of financial statements by Thomson.

7.18	Chinese Translations. The Parties shall cooperate to produce Chinese translations of the Transactions Documents prior to the Closing.

SECTION 8

CONDITIONS

8.1	Conditions Precedent. It is a condition precedent of this Combination Agreement and this Combination Agreement shall have no effect (other than

Sections 1, 2, 3, 7.2, 7.4, 7.5, 7.15, 7.16, 8.1 and 11) until each of the following conditions are satisfied:

(a)	Each of the Initial Transaction Documents is in its Agreed Form; and

(b)	The Disclosure Letters and other Schedules are in their Agreed Form.

8.2	Conditions to Each Party’s Obligation. The respective obligation of each Party to this Combination Agreement to effect the Combination is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)	TCL International Shareholder Approval. The Combination and other transactions contemplated by this Combination Agreement and the other Transaction Documents have been approved by the Requisite TCL International Vote.

(b)	TCL Corp Shareholder Approval. The Combination and other transactions contemplated by this Combination Agreement and the other Transaction Documents have been approved by the Requisite TCL Corp Vote.

(c)	Antitrust. The waiting period applicable to the consummation of the Combination under the HSR Act has expired or been terminated and any consents, approvals or other authorizations, and any filings or notifications required under any anti-trust and competition laws of the jurisdictions set forth in Schedule 6.6(b) of the Disclosure Letter and any other jurisdictions agreed to by the Parties have been granted.

(d)	Approvals. All Approvals of any Governmental Authority required to consummate the Combination and the other transactions contemplated by this Combination Agreement, including those listed on Schedules 5.6(b) and 6.6(b) have been obtained, free of any condition that would have a Material Adverse Effect on the Thomson Business or the TCL Business and shall not have expired or been rescinded.

(e)	No Injunctions or Restraints. No Governmental Authority has enacted, issued, promulgated, enforced or entered any Applicable Laws or Orders (whether temporary, preliminary or permanent) that (i) restrain, enjoin or otherwise prohibit consummation of the Combination or the other transactions contemplated by this Combination Agreement or other Transaction Documents or (ii) would have a Material Adverse Effect on the Thomson Business or the TCL Business after giving effect to the Combination.

(f)	Incorporation of the Company. The Company shall have (a) been validly incorporated in the British Virgin Islands, and (b) agreed in writing to be bound by the terms and conditions of this Combination Agreement pursuant to a Deed of Adherence to be agreed by the Parties.

8.3	Conditions to Obligations of the TCL Parties. The obligations of each of the TCL Parties to effect the Combination are also subject to the satisfaction or waiver by the TCL Parties and the Company on or prior to the Closing Date of the following conditions.

(a)	Representations and Warranties. The representations and warranties of Thomson set forth in this Combination Agreement shall be true and correct in all material respects, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date and except for representations and warranties that contain a materiality or Material Adverse Effect qualification, which must be true in all respects).

(b)	Performance of Obligations. Thomson has performed in all material respects all obligations required to be performed by it under this Combination Agreement at or prior to the Closing Date.

(c)	Material Adverse Change. There has been no Material Adverse Change in the Thomson Business since the last Thomson Financial Statements Date.

(d)	Officer’s Certificate. The TCL Parties have received a certificate signed by the chief executive officer or chief financial officer of Thomson, certifying as to the matters set forth in Sections 8.3(a), 8.3(b) and 8.3(c).

(e)	Consents Under Agreements. Thomson has obtained the Consent of each Person that is not a Governmental Authority whose Consent is required to consummate the Combination and the other transactions contemplated by this Combination Agreement and other Transaction Documents, except those for which the failure to obtain would not be reasonably expected to have a Material Adverse Effect on the Thomson Business.

(f)	Finalization and Execution of Transaction Documents. Each of the Transaction Documents shall have been negotiated and agreed and each Transaction Document, other than the Voting Agreement, to which Thomson or any of its Affiliates is a party has been duly approved and executed by Thomson or such Affiliate.

8.4	Conditions to Obligation of Thomson. The obligation of Thomson to effect the Combination is also subject to the satisfaction or waiver by Thomson on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the TCL Parties set forth in this Combination Agreement shall be true and correct in all material respects, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date and except for representations and warranties that contain a materiality or Material Adverse Effect qualification, which must be true in all respects).

(b)	Performance of Obligations. Each of the TCL Parties has performed in all material respects all obligations required to be performed by it under this Combination Agreement at or prior to the Closing Date.

(c)	Material Adverse Change. There has been no Material Adverse Change in the TCL Business since June 30, 2003.

(d)	Officer’s Certificate. Thomson has received a certificate, signed by a senior executive officer of each of TCL International and TCL Corp, certifying as to the matters set forth in Sections 8.4(a), 8.4(b) and 8.4(c).

(e)	Consents Under Agreements. The TCL Parties have obtained the Consent of each Person that is not a Governmental Authority whose Consent shall be required in order to consummate the transactions contemplated by this Combination Agreement and other Transaction Documents, except those for which the failure to obtain would not be reasonably expected to have a Material Adverse Effect on the TCL Business.

(f)	Finalization and Execution of Transaction Documents. Each of the Transaction Documents shall have been negotiated and agreed and each Transaction Document, other than the Voting Agreement, to which any TCL Party, the Company or any of their Affiliates is a party has been duly approved and executed by such TCL Party, the Company or such Affiliate.

8.5	Frustration of Closing Conditions. None of the Parties to this Combination Agreement may rely on the failure of any condition set forth in this Section 8 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Combination and the other transactions contemplated by this Combination Agreement and the other Transaction Documents.

SECTION 9

TERMINATION, AMENDMENT AND WAIVER

9.1	Termination by Mutual Consent. This Combination Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the TCL Parties and Thomson.

9.2	Termination by Either the TCL Parties or Thomson. This Combination Agreement may be terminated by either one of the TCL Parties or Thomson at any time prior to the Closing Date:

(a)	if all of the Initial Transaction Documents are not in the Agreed Form by March 31, 2004;

(b)	if all of the Further Transaction Documents are not in the Agreed Form by April 30, 2004;

(c)	if the Closing has not occurred by September 30, 2004;

(d)	if any Order restrains, enjoins or otherwise prohibits the Closing, and such Order has become final and non-appealable; or

(e)	if the Combination is not approved by the Requisite TCL International Vote at a duly held shareholders’ meeting of TCL International or adjournment thereof.

9.3	Termination by the TCL Parties. This Combination Agreement may be terminated by the TCL Parties at any time prior to the Closing Date if Thomson breaches any of its representations, warranties, covenants or agreements contained in this Combination Agreement, which breach (i) would give rise to the failure of a condition set forth in Sections 8.3(a), 8.3(b or 8.3(c) and (ii) has not been cured by Thomson within 20 Business Days after Thomson’s receipt of written notice of such breach from the TCL Parties.

9.4	Termination by Thomson. This Combination Agreement may be terminated by Thomson at any time prior to the Closing Date if the TCL Parties breach any of their respective representations, warranties, covenants or agreements contained in this Combination Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 8.4(a), 8.4(b) or 8.4(c) and (ii) has not been cured by the TCL Parties within 20 Business Days after the TCL Parties’ receipt of written notice of such breach from Thomson.

9.5	Effect of Termination. If this Combination Agreement is terminated pursuant to this Section 9, it shall become void and of no further force and effect, with no liability on the part of any Party to this Combination Agreement (or any shareholder, director, officer, employee, agent or Representative of such Party), except that if such termination results from the willful (a) failure of any Party to perform its obligations or (b) breach by any Party of its representations or warranties contained in this Combination Agreement, then such Party shall be fully liable for any Liabilities incurred or suffered by the other Parties as a result of such failure or breach. The provisions of Sections 7.4(b) (Confidentiality Obligations), 9.5 (Effect of Termination) and Section 10 (Survival and Indemnification) shall survive any termination of this Combination Agreement.

9.6	Amendment. This Combination Agreement may be amended by the Parties to this Combination Agreement at any time prior to the Closing Date, so long as no amendment that requires shareholder approval of TCL International under Applicable Laws shall be made without such required approval. This Combination Agreement may not be amended except by an instrument in writing signed by each of the Parties to this Combination Agreement.

9.7	Extension; Waiver. At any time prior to the Closing Date, the TCL Parties and the Company, on the one hand, and Thomson, on the other hand, may, except as otherwise provided herein (a) extend the time for the performance of any of the obligations of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Combination Agreement or in any document delivered under this Combination Agreement or, (c) subject to Applicable Laws, waive compliance with any of the covenants or conditions contained in this Combination Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any part to assert any of its rights under this Combination Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 10

SURVIVAL AND INDEMNIFICATION

10.1	Survival of Representations, Warranties and Covenants.

(a)	Notwithstanding any right of the Parties to fully investigate the Applicable Business and Applicable Assets contributed by the other Parties and notwithstanding any Knowledge of facts determined or determinable by the Parties with respect to the Applicable Business and Applicable Assets contributed by the other Parties, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Parties contained in this Combination Agreement.

(b)	All representations and warranties contained in this Combination Agreement shall survive the execution and delivery of this Combination Agreement and the Closing hereunder and shall terminate (i) for claims made in respect of representations and warranties to the extent they correspond to the Excluded Liabilities, after the expiry of the relevant statute of limitations in relation thereto; and (ii) for other claims made, 90 days after the delivery to the shareholders of the Company of audited balance sheet and statement of operating income for the Company as at and for the fiscal year ended December 31, 2006 and elements of operating cash-flows for such year prepared in accordance with IFRS (in each case, the “Survival Period”).

(c)	No claim for indemnification, reimbursement or any other remedy pursuant to Sections 10.2 and 10.3 hereof may be brought with respect to breaches of representations or warranties contained herein if such claims are made after the applicable Survival Period set forth in Section 10.1(b).

10.2	Indemnification of the TCL Parties by Thomson. Subsequent to the Closing, and notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the TCL Parties or any information the TCL Parties may have, Thomson shall indemnify and hold the TCL Parties harmless against and with respect to, and shall reimburse the TCL Parties for any and all losses, liabilities, damages, expenses or diminutions in value (including any and all legal actions, costs and expenses (including legal costs and expenses) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity) (“Losses”) relating to or resulting from (i) any breach of any representation or warranty of Thomson or (ii) any nonfulfillment of any covenant or agreement by Thomson contained herein or in any certificate, document or instrument prepared by Thomson and delivered to any of the TCL Parties hereunder; provided, however, that Thomson’s total liability under this Section 10.2 shall in no event exceed Euro 56.6 million.

10.3	Indemnification of Thomson by TCL International. Subsequent to the Closing, and notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Thomson or any information Thomson may have, TCL International indemnifies and holds Thomson harmless against and with respect to, and shall reimburse Thomson for all Losses relating to or resulting from (i) any breach of any representation or warranty of TCL International or TCL Corp, as applicable, or (ii) any nonfulfillment of any covenant or agreement by TCL International or TCL Corp, as applicable, contained herein or in any certificate, document or instrument prepared by TCL International or TCL Corp and delivered to Thomson hereunder; provided, however, that TCL International’s total liability under this Section 10.3 shall in no event exceed Euro 73.3 million.

10.4	Indemnification of TCL International and Thomson by TCL Corp. Subsequent to the Closing, and notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of TCL International or any information TCL International may have, TCL Corp shall indemnify and hold TCL International and Thomson harmless against and with respect to, and shall reimburse TCL International and Thomson for any and all losses, liabilities or damages resulting from (i) any breach of any representation or warranty of TCL Corp to TCL International or Thomson, as applicable, or (ii) any nonfulfillment of any covenant or agreement by TCL Corp, contained herein or in any certificate, document or instrument prepared by TCL Corp and delivered to TCL International hereunder; provided, however, that TCL Corp’s total liability under this Section 10.4 shall in no event exceed Euro 20 million.

10.5	Indemnification by the Company with respect to Assumed Liabilities.

(a)	Subsequent to the Closing, and notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the TCL Parties or any information the TCL Parties may have, the Parties shall cause the Company to indemnify and hold the applicable TCL Party harmless against and with respect to, and shall reimburse such TCL Party for all Losses relating to or resulting from any and all TCL Assumed Liabilities.

(b)	Subsequent to the Closing, and notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Thomson or any information Thomson may have, the Parties shall cause the Company to indemnify and hold Thomson harmless against and with respect to, and shall reimburse Thomson for all Losses relating to or resulting from any and all Thomson Assumed Liabilities.

10.6	Indemnification by the TCL Parties and Thomson with respect to Excluded Liabilities.

(a)	Subsequent to the Closing, and notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Company or any information the Company may have, TCL Corp and TCL International shall severally indemnify and hold the Company and Thomson harmless against and with respect to, and shall reimburse the Company and Thomson for any and all Losses relating to or resulting from TCL Excluded Liabilities.

(b)	Subsequent to the Closing, and notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Company or any information the Company may have, Thomson shall indemnify and hold the Company and the TCL Parties harmless against and with respect to, and shall reimburse the Company and the TCL Parties for any and all Losses relating to or resulting from Thomson Excluded Liabilities.

10.7	TCL Corp Disclaimer. The only representations, warranties and indemnities given by TCL Corp hereunder are those given to Thomson, TCL International and the Company under Sections 5.1 to 5.31. TCL Corp gives no warranty, representation or indemnity hereunder to Thomson whatsoever or in respect of the TCL Business, TCL Assets or TCL Transferred Subsidiaries;

10.8	Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a)	The Party claiming indemnification (the “Claimant”) shall give written notice to the Party from whom indemnification is sought (the “Indemnifier”) of any claim, whether between the Parties or brought by a third party, promptly after receiving notice or becoming aware thereof, and such notice shall specify in reasonable detail (i) the factual basis for such claim and (ii) the amount of the claim; provided, however, that any delay by the Claimant in giving such notice shall not relieve the Indemnifier of its obligations under this Combination Agreement except and only to the extent that the Indemnifier is materially damaged by such delay.

(b)	If such notice from the Claimant pertains to a breach of representation, warranty, covenant or agreement contained in this Combination Agreement or other similar demand for direct indemnification pursuant to this Combination Agreement, then the Indemnifier shall have thirty (30) days following receipt of the Claimant’s notice to make such investigation of the claim as the Indemnifier deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifier and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifier agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) on the validity and amount of such claim, the Indemnifier shall immediately pay to the Claimant the full amount of the claim.

(c)	If such notice from the Claimant pertains to a claim or demand by a third party, then the Indemnifier shall have thirty (30) days following receipt of the Claimant’s notice to (i) make such investigation of the claim or demand as the Indemnifier deems necessary or desirable and (ii) notify the Claimant of whether or not the Indemnifier desires to defend the Claimant against such claim or demand. During such thirty (30) day period, the Claimant shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the Parties’ positions and rights with respect to such claim or demand.

(d)	If Indemnifier elects to defend the Claimant against such third party claim or demand, then the Indemnifier shall have the sole power to direct and control such defense so long as the Indemnifier agrees that it will be responsible for the full payment of such claim or demand unless the Indemnifier subsequently demonstrates that the asserted claim or demand was not subject to indemnity pursuant to Section 10.2, 10.3, 10.4, 10.5, 10.6 or 10.7, as applicable. The Claimant (i) shall cooperate with the Indemnifier and its counsel with respect to any such claim or demand by providing the Indemnifier with reasonable access to the Claimant’s relevant employees and business records and (ii) shall use its commercially reasonable efforts to assist, and to cause the Claimant’s employees and counsel to assist, in the defense of such claim or demand. Upon confirmation by the Indemnifier of its desire to assume the defense to such claim or demand on the terms set forth above, the Indemnifier shall not be liable to the Claimant for any legal fees and expenses subsequently incurred by the Claimant, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request for cooperation or assistance by the Indemnifier; provided, however, that if, in the reasonable opinion of counsel to the Claimant, there exists a conflict of interest between the Indemnifier and the Claimant, the Indemnifier shall be liable for the legal fees and expenses of separate counsel to the Claimant. If the Claimant desires to participate in, but not control, any such defense, it may do so at its sole cost and expense; provided, that in any action seeking an injunction or decree, the effect of which would be to limit in any respect the future activity of the Claimant, the Claimant shall be entitled to participate in the defense of such action at the Indemnifier’s expense. The Claimant shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand for which it is indemnified without the prior written consent of the Indemnifier (which consent shall not be unreasonably withheld or delayed). The Indemnifier shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand on a basis that would adversely affect the future activity or conduct of the Claimant without the prior written consent of the Claimant. The Indemnifier shall notify the Claimant promptly following any determination by the Indemnifier that the tendered claim or demand is not subject to indemnification pursuant to this Section 10; provided, however, that Indemnifier agrees that up through the time of any such notification, it shall use its good faith and reasonable best efforts to protect and preserve any rights of the Claimant with respect to such claim or demand.

(e)	If the Indemnifier elects not to defend the Claimant against such third party claim or demand, the Claimant shall have the right to defend the claim or demand through appropriate proceedings and shall have the sole power to direct and control such defense at the Indemnifier’s sole cost and expense. The Indemnifier shall have the right, at its sole cost and expense, to participate in the defense or settlement of any third party claim for which it may be liable, but Indemnifier shall be bound by the results obtained by the Claimant with respect to such claim or demand (including any counter-claim or third party cross-claim relating thereto).

SECTION 11

MISCELLANEOUS

11.1	Governing Law. This Combination Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

11.2	Arbitration. Subject to Section 11.10, all disputes, controversies and claims in connection with or arising out of this Combination Agreement (“Disputes”) that the Parties are unable to resolve between themselves shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect on the date hereof. Any matter expressed in this Combination Agreement to be a matter for the mutual consultation, consent, decision or agreement by the Parties shall not, in the event of failure of decision or agreement, constitute a Dispute to be referred to or settled by arbitration under this Section 11.2. The arbitration shall be the sole and exclusive forum for resolution of the Dispute and the award resulting from such arbitration shall be final and binding. The Parties waive irrevocably to the extent permitted under Applicable Law any rights to any form of appeal, review or recourse to any state or judicial authority. Judgment thereon may be entered by any court having jurisdiction. The number of arbitrators shall be three and shall be impartial and independent of any Party. Thomson shall appoint one arbitrator and the TCL Parties shall jointly appoint one arbitrator, and the two arbitrators so appointed shall choose a third arbitrator. If the arbitrators chosen by the Parties cannot agree on the choice of the third arbitrator within a period of 30 days after both of them have been appointed, then the third arbitrator shall be appointed by the ICC. The Parties and the appointing authority may appoint from among the nationals of any country, whether or not a Party is a national of that country. The place of arbitration shall be Hong Kong. The arbitration shall be conducted in the English language and any non-English language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall state the reasons upon which the award is based. The existence and content of any arbitration shall be confidential and subject to the confidentiality provisions of this Combination Agreement.

11.3	Notices. Any notice, request, instruction or other communication under this Combination Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to TCL Corp, to:

9/F, TCL International Industrial Building
6 Eling Road South, Huizhou
Guangdong 516001
P. R. China
Telephone: (852) 2437-7433
Facsimile: (852) 2405-8486
Attention: Yuan Bing

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
12/F, Hong Kong Club Building
3A Chater Road, Central
Hong Kong
Telephone: (852) 2536-9933
Facsimile: (852) 2536-9622
Attention: John E. Lange

If to TCL International or the Company, to:

13/F, TCL Tower
8 Tai Chung Road
Tsuen Wan, N.T.
Hong Kong
Telephone: (852) 2437-7433
Facsimile: (852) 2405-8486
Attention: Vincent Yan

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
12/F, Hong Kong Club Building
3A Chater Road, Central
Hong Kong
Telephone: (852) 2536-9933
Facsimile: (852) 2536-9622
Attention: John E. Lange

If to Thomson, to:

46, quai Alphonse Le Gallo
92100 Boulogne-Billancourt

Republic of France
Telephone: 33 (0) 1 41 86 50 00
Facsimile: 33 (0) 1 41 86 58 59
Attention: Marie-Ange Debon

with a copy to:

Sullivan & Cromwell LLP
28th Floor
Nine Queen’s Road Central
Hong Kong
Telephone: (852) 2826-8688
Facsimile: (852) 2522-2280
Attention: Michael G. DeSombre

or, as to each Party, at such other address or number as shall be designated by such Party in a notice to the other Parties containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section 11.3.

Time of Delivery. Any Notice delivered:

(a)	by hand delivery or courier shall be deemed to have been delivered on the date of actual delivery (or, if delivery is refused, upon presentment);

(b)	by prepaid registered letter shall be deemed to have been delivered upon delivery; and

(c)	by facsimile shall be deemed to have been delivered on the day the transmission is sent (provided, that a copy of such facsimile and transmission confirmation is delivered by means other than facsimile within five (5) days).

Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(a)	in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered;

(b)	in the case of delivery by prepaid registered letter, to prove that the Notice was properly addressed and posted; and

(c)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

11.4	Entire Agreement. This Combination Agreement (including the Schedules to this Combination Agreement) and the other Transaction Documents constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties to this Combination Agreement with respect to the subject matter of this Combination Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Combination Agreement has been made or relied upon by any of the Parties to this Combination Agreement. This Section 11.4 shall not operate to limit a Party’s liability for any misrepresentations fraudulently made by it.

11.5	No Third-Party Beneficiaries. This Combination Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Combination Agreement.

11.6	Severability. The provisions of this Combination Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Combination Agreement. If any provision of this Combination Agreement, or the application of that provision to any Person or any circumstance, is found by any Governmental Authority, arbitral tribunal or court of competent jurisdiction to be invalid or unenforceable, (a) the Parties should use their respective reasonable best efforts to substitute a suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Combination Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

11.7	Rules of Construction. The Parties to this Combination Agreement have been represented by counsel during the negotiation and execution of this Combination Agreement and waive the application of any Applicable Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

11.8	Assignment. This Combination Agreement shall not be assignable by operation of law or otherwise.

11.9	Remedies. Except as otherwise provided in this Combination Agreement, any and all remedies expressly conferred upon a party to this Combination Agreement shall be cumulative with and not exclusive of any other remedy contained in this Combination Agreement, at law or in equity. The exercise by a Party to this Combination Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

11.10	Specific Performance.

(a)	The Parties to this Combination Agreement agree that irreparable damage would occur in the event that any of the provisions of this Combination Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Combination Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Combination Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)	Pending the conclusion of the arbitration proceedings set forth in Section 11.2, any Party shall be entitled to seek an interlocutory injunction from any court of competent jurisdiction. Each Party irrevocably agrees that the courts of Hong Kong shall have non-exclusive jurisdiction in relation to any such jurisdiction in relation to any such jurisdiction and each Party irrevocably waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

11.11	Force Majeure. In this Section 11.11, “Force Majeure” shall mean any act of God, act of military authorities, civil disturbance, war, act of terrorism, strike, fire, or other catastrophe not caused or reasonably avoidable by the actions or inactions of any Party or any Affiliate of any Party. If any event of Force Majeure occurs, to the extent that any contractual obligation of any Party cannot be performed on commercially reasonable terms as a result of such event, such contractual obligation shall be suspended while the Force Majeure subsists and the due date for performance thereof shall be automatically extended, without penalty, for a period equal to such suspension. The Party encountering Force Majeure shall promptly inform each other Party in writing and shall furnish appropriate proof of the occurrence and duration of such Force Majeure. The Party encountering Force Majeure shall also use all reasonable efforts to terminate the Force Majeure. In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

11.12	Language. This Combination Agreement is written in English and translated into Chinese. The English version shall have legal effect.

11.13	Counterparts; Effectiveness. This Combination Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Combination Agreement shall become effective when each party to this Combination Agreement has received counterparts signed by all of the other parties.

11.14	Survival of MOU. The MOU shall survive the execution of this Combination Agreement and shall continue to bind the Parties in relation to their obligations to complete all of the Transaction Documents other than this Combination Agreement until the earlier of (a) its termination in accordance with its terms, or (b) upon the finalization of the Agreed Forms of the Initial Transaction Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Combination Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Combination Agreement as of the date first written above.

TCL CORPORATION

By:	/s/ Li Dongsheng
Name: Li Dongsheng
Title: President

TCL INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Li Dongsheng
Name: Li Dongsheng
Title: President

THOMSON S.A.

By:	/s/ Charles Dehelly
Name: Charles Dehelly
Title: Chief Executive Officer